As filed with the Securities and Exchange Commission on March 2, 2001
                                                      Registration No. 333-43805



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-2


                                 Amendment No. 5


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FORTIS BENEFITS INSURANCE COMPANY
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Minnesota
           ----------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)


                                       63
            --------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)


                                   81-0170040
                      ------------------------------------
                      (I.R.S. Employer Identification No.)


                              500 Bielenberg Drive
                            Woodbury, Minnesota 55125
                                  651-738-4000
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                           Rhonda J. Schwartz, Esquire
                              500 Bielenberg Drive
                            Woodbury, Minnesota 55125
                                  651-738-4000
       ------------------------------------------------------------------
       (Name, address including zip code, and telephone number, including area code, of agent for service)




Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/


                           CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------

Title of each                            Proposed            Proposed maximum
class of securities       Amount to be   maximum offering    aggregate           Amount of
to be registered          registered     price per unit      offering price      registration fee

------------------------------------------------------------------------------------------------
Interests under flexible      *             *               (None registered
premium deferred                                             herewith)
fixed annuity
contracts


------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these securities are not issued in predetermined amounts or units.


The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file another amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        FORTIS BENEFITS INSURANCE COMPANY

                              Cross-Reference Sheet
                           Pursuant to Regulation S-K
                                   Item 501(b)



Form S-1 Item Number                         Prospectus Caption
--------------------                         ------------------
1.   Forepart of the Registration            Cover page; Table of Contents;
     Statement and Outside Front Cover       Distribution and Servicing
     Page of Prospectus

2.   Inside Front and Back Cover Pages       Other Information; Reports
     of Prospectus

3.   Summary Information, Risk Factors       Summary of Contract Features or, as to
     and Ratio of Earnings to Fixed          ratio of earnings to fixed charges,
     Charges                                 Not Applicable

4.   Use of Proceeds                         The Variable Account; The Portfolios;
                                             The Fixed Account

5.   Determination of Offering Price         Not Applicable

6.   Dilution                                Not Applicable

7.   Selling Security Holders                None

8.   Plan of Distribution                    Distribution and Servicing

9.   Description of Securities to be         Cover Page; The Variable Account; The
     Registered                              Portfolios; The Fixed Account:
                                             Accumulation Period; Charges and
                                             Deductions; General Provisions

10.  Interests of  Named Experts and         Legal Matters
     Counsel

11.  Information with Respect to the         Fortis Benefits/Fortis Financial Group
     Registrant                              Member; Further Information About
                                             Fortis Benefits; Financial Statements;
                                             Distribution and Servicing

12.  Disclosure of Commission Position       Not Applicable
     on Indemnification for Securities
     Act Liabilities


FORTIS

EMPOWER
VARIABLE
ANNUITY
Contracts Under Flexible
Premium Deferred
Combination Variable and
Fixed Annuity Contracts
PROSPECTUS DATED

May 1, 2001


[FORTIS SOLID PARTNERS, FLEXIBLE SOLUTIONS(SM) LOGO]

99185 (5/01)


FORTIS BENEFITS INSURANCE COMPANY

MAILING          STREET ADDRESS:       PHONE: 1-800-800-2000
ADDRESS:         500 BIELENBERG DRIVE  EXTENSION 3057
P.O. BOX 64272   WOODBURY
ST. PAUL         MINNESOTA 55125
MINNESOTA 55164

This prospectus describes interests under flexible premium deferred combination variable and fixed annuity contracts issued by Fortis Benefits Insurance Company ("Fortis Benefits").
These contracts allow you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through a fixed account or a variable return accumulation option through a variable account, or a combination of these two options. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

Under the variable return accumulation option, you can choose among one or more of the following investment portfolios (those portfolios which have a non-Fortis subadvisor includes the name of the subadvisor at the beginning of the portfolio name):

Money Market Series                           T. Rowe Price -- Blue Chip Stock Series
U.S. Government Securities Series             AIM -- Blue Chip Stock Series II
Diversified Income Series                     Lazard Freres -- International Stock
AIM -- Multisector Bond Series                Series
High Yield Series                             Dreyfus -- Mid Cap Stock Series
T. Rowe Price -- International Stock Series   Berger -- Small Cap Value Series
II                                            Global Growth Series
Asset Allocation Series                       MFS -- Global Equity Series
Federated -- American Leaders Series          Alliance -- Large Cap Growth Series
Value Series                                  MFS -- Investors Growth Series
MFS -- Capital Opportunities Series           Growth Stock Series
Growth & Income Series                        Aggressive Growth Series
Dreyfus -- S&P 500 Index Series

The accompanying prospectuses for these investment portfolios describe the investment objectives, policies and risks of each of the portfolios.

This prospectus gives you information about the contracts that you should know before investing. This prospectus must be accompanied by a current prospectus of the available investment portfolios. These prospectuses should be read carefully and kept for future reference.


A Statement of Additional Information, dated May 1, 2001, about certain aspects of the contracts has been filed with the Securities and Exchange Commission and is available without charge from Fortis Benefits at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page xx of this prospectus.

THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. THEY INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Special Terms Used in this Prospectus.......................      3
Information Concerning Fees and Charges.....................      4
Summary of Contract Features................................      6
     - Fortis Benefits/Fortis Financial Group Member........      8
The Variable Account........................................      8
The Portfolios..............................................      8
The Fixed Account...........................................      9
     - Guaranteed Interest Rates/Guarantee Periods..........      9
     - Market Value Adjustment..............................      9
     - Investments by Fortis Benefits.......................     10
Accumulation Period.........................................     11
     - Issuance of a Contract and Purchase Payments.........     11
     - Contract Value.......................................     11
     - Allocation of Purchase Payments and Contract Value...     12
     - Total and Partial Surrenders.........................     12
     - Telephone Transactions...............................     13
     - Benefit Payable on Death of Contract Owner (or
      Annuitant)............................................     13
The Annuity Period..........................................     13
     - Annuity Commencement Date............................     13
     - Commencement of Annuity Payments.....................     14
     - Relationship Between Subaccount Investment
      Performance and Amount of Variable Annuity Payments...     14
     - Annuity Options......................................     14
     - Death of Annuitant or Other Payee....................     15
Charges and Deductions......................................     15
     - Premium Taxes........................................     15
     - Annual Administrative Charge.........................     15
     - Charges Against the Variable Account.................     15
     - Tax Charge...........................................     16
     - Miscellaneous........................................     16
General Provisions..........................................     16
     - The Contracts........................................     16
     - Postponement of Payment..............................     16
     - Misstatement of Age or Sex and Other Errors..........     16
     - Assignment...........................................     16
     - Beneficiary..........................................     16
     - Reports..............................................     16
Rights Reserved by Fortis Benefits..........................     16
Distribution................................................     17
Federal Tax Matters.........................................     17
Further Information About Fortis Benefits...................     19
     - General..............................................     19
     - Ownership of Securities..............................     19
     - Selected Financial Data..............................     20
     - Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................     20
Voting Privileges...........................................     21
Other Information...........................................     22
Contents of Statement of Additional Information.............     22
Fortis Benefits Financial Statements........................     22
Appendix A--Sample Market Value Adjustment Calculations.....    A-1
Appendix B--Sample Death Benefit Calculations...............    B-1
Appendix C--Explanation Of Expense Calculations.............    C-1
Appendix D--Pro Rata Adjustments............................    D-1


THE CONTRACTS ARE NOT AVAILABLE IN ALL STATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. FORTIS BENEFITS DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATION REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS WHICH IS NOT INCLUDED IN THIS PROSPECTUS, THE RELATED STATEMENT OF ADDITIONAL INFORMATION, OR ANY SUPPLEMENTS THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY FORTIS BENEFITS.

SPECIAL TERMS USED IN THIS PROSPECTUS

Accumulation PeriodThe time period under a contract between the contract issue date and the annuity commencement date.

Accumulation Unit  A unit of measure used to calculate the contract owners'
                   interest in the Variable Account during the Accumulation Period.

Annuitant          A person during whose life annuity payments are to be made by
                   Fortis Benefits under the contract. The Annuitant is the person named in the application for the contract. If such person dies before the annuity commencement date and there is an additional annuitant named in the application, the additional annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the annuitant who is named in the application, the contract owner, if he or she is a natural person, shall become the Annuitant.

Annuity Period     The time period following the Accumulation Period, during
                   which annuity payments are made by Fortis Benefits.

Annuity Unit       A unit of measurement used to calculate variable annuity
                   payments.

Five Year Anniversary
                   The fifth anniversary of a contract issue date, and each subsequent fifth anniversary of that date.

Fixed Annuity Option
                   An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee that you designate one or more fixed payments.

Market Value Adjustment
                   Positive or negative adjustment in fixed account Value that we make if such value is paid out more than fifteen days before or after the end of a guarantee period in which it was being held.

Non-Qualified Contracts
                   Contracts that do not qualify for the special federal income tax treatment applicable in connection with certain retirement plans.

Qualified ContractsContracts that are qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

Valuation Date     All business days except, with respect to any Subaccount,
                   days on which the related Portfolio does not value its shares. Generally, the Portfolios value their shares on each day the New York Stock Exchange is open.

Valuation Period   The period that starts at the close of regular trading on the
                   New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the exchange on the next succeeding Valuation Date.

Variable Account   The segregated asset account referred to as Variable Account
                   D of Fortis Benefits Insurance Company established to receive and invest purchase payments under contracts.

Variable Annuity Option
                   An annuity option under which Fortis Benefits promises to pay the Annuitant or any other payee chosen by you one or more payments which vary in amount in accordance with the net investment experience of the subaccounts selected by the Annuitant.

INFORMATION CONCERNING FEES AND CHARGES

CONTRACT OWNER TRANSACTION CHARGES

     Front-End Sales Charge Imposed on Purchases.................       0%
     Maximum Surrender Charge for Sales Expenses.................       0%
     Other Surrender Fees........................................       0%
     Exchange Fee................................................       0%
     ANNUAL CONTRACT ADMINISTRATION CHARGE.......................      $30(1)

VARIABLE ACCOUNT ANNUAL EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)
     Mortality and Expense Risk Charge......................     1.10%
     Variable Account Administrative Charge.................      .15%
       Total Variable Account Annual Expenses...............     1.25%

------------------------------
(1) This charge, which is otherwise applied at each contract anniversary and total surrender of the contract, will not be charged during the Accumulation Period if the contract value as of such anniversary or surrender is $100,000 or more. Currently, Fortis Benefits waives this charge during the Annuity Period. This charge is also subject to any applicable limitations under the law of any state.

MARKET VALUE ADJUSTMENT WITH RESPECT TO FIXED ACCOUNT

Surrenders and other withdrawals from the fixed account more than fifteen days from the end of a guarantee period other than the one year guarantee period are subject to a Market Value Adjustment. The Market Value Adjustment may increase or reduce the fixed account value. It is computed pursuant to a formula that is described in more detail under "Market Value Adjustment."

PORTFOLIO ANNUAL EXPENSES(a)

                                          U.S.                      MULTI
                              MONEY    GOVERNMENT   DIVERSIFIED     SECTOR      HIGH    INTERNATIONAL     ASSET       AMERICAN
                              MARKET   SECURITIES     INCOME         BOND      YIELD        STOCK       ALLOCATION    LEADERS
                              SERIES     SERIES       SERIES        SERIES     SERIES     SERIES II       SERIES       SERIES
                              ------   ----------   -----------   ----------   ------   -------------   ----------   ----------
Investment Advisory and
  Management Fee............
Other Expenses..............
Total Series Fund Operating
  Expenses..................

                                                        GROWTH      S&P
                                          CAPITAL         &         500
                              VALUE    OPPORTUNITIES    INCOME     INDEX
                              SERIES      SERIES        SERIES    SERIES
                              ------   -------------   --------   -------
Investment Advisory and
  Management Fee............
Other Expenses..............
Total Series Fund Operating
  Expenses..................


                                                                               MID     SMALL                          LARGE
                                                BLUE CHIP                      CAP      CAP     GLOBAL     GLOBAL      CAP
                                                  STOCK       INTERNATIONAL   STOCK    VALUE    GROWTH     EQUITY     GROWTH
                                                SERIES II     STOCK SERIES    SERIES   SERIES   SERIES     SERIES     SERIES
                                              -------------   -------------   ------   ------   ------   ----------   ------
Investment and Management Fee...............
Other Expenses..............................
Total Series Fund Operating Expenses........


                                              INVESTORS    GROWTH   AGGRESSIVE
                                                GROWTH     STOCK      GROWTH
                                                SERIES     SERIES     SERIES
                                              ----------   ------   ----------
Investment and Management Fee...............
Other Expenses..............................
Total Series Fund Operating Expenses........


------------------------------

(a) As a percentage of Portfolio average net assets based on 2000 historical data.

EXAMPLES*

If you commence an annuity payment option, or whether you do or do not surrender your contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:


       IF ALL AMOUNTS ARE INVESTED IN ONE PORTFOLIO:            1 YEAR    3 YEARS    5 YEARS    10 YEARS
       ---------------------------------------------            ------    -------    -------    --------
Money Market................................................
U.S. Government Securities..................................
Diversified Income..........................................
Multisector Bond............................................
High Yield..................................................
International Stock II......................................
Asset Allocation............................................
American Leaders............................................
Value.......................................................
Capital Opportunities.......................................
Growth & Income.............................................
S&P 500 Index...............................................
Blue Chip Stock.............................................
Blue Chip Stock II..........................................
International Stock.........................................
MidCap Stock Series.........................................
Small Cap Value Series......................................
Global Growth...............................................
Global Equity...............................................
Large Cap Growth Series.....................................
Investors Growth Series.....................................
Growth Stock................................................
Aggressive Growth...........................................


------------------------------

* For purposes of these examples, the effect of the annual contract administration charge has been computed based on the average total Contract Value during the year ended December 31, 2000 for similar contracts and the total actual amount of annual contract administration charges collected during the year. For the purpose of these examples, Portfolio annual expenses are assumed to continue at the rates set forth in the table above. Also, the examples do not include the effect of any Market Value Adjustment.


THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.
                         ------------------------------

We have included the foregoing tables and examples to help you understand the transaction and operating expenses we directly or indirectly impose under the contracts and the portfolios. We will deduct amounts for state premium taxes or similar assessments where these are applicable.

See Appendix C for an explanation of the calculation of the amounts set forth above.

SUMMARY OF CONTRACT FEATURES

The following summary should be read in conjunction with the detailed information in this prospectus. Variations from the information appearing in this prospectus due to requirements particular to your state are described in supplements which are attached to this prospectus, or in endorsements to the contract as appropriate.

The contracts are designed to provide individuals with retirement benefits through the accumulation of purchase payments on a fixed or variable basis, and by the application of such accumulations to provide fixed or variable annuity payments.

"We," "our," and "us" mean Fortis Benefits Insurance Company. "You" and "your" mean a reader of this prospectus who is contemplating making purchase payments or taking any other action in connection with a contract.

Depending on the state that you live in, the contract that is issued to you may be as a part of a group contract or as an individual contract. Participation in a group contract will be evidenced by the issuance of a certificate showing your interest under the group contract. In other states, an individual contract will be issued to you. Both the certificate and the contract are referred to as a "contract" in this prospectus.

FREE LOOK

You have the right to examine a contract during a "free look" period after you receive the contract and return it for a refund of the amount of the then current contract value. However, in certain states where required by state law the refund will be in the amount of all purchase payments that have been made, without interest or appreciation or depreciation. The "free look" period is generally 10 days unless a longer time is specified on the face page of your contract.

PURCHASE PAYMENTS

The initial purchase payment under a contract must be at least $25,000 ($10,000 for a contract which is part of a qualified plan). Additional purchase payments under a contract must be at least $50. See "Issuance of a Contract and Purchase Payments."

ALLOCATION OF PURCHASE PAYMENTS

On the date that the contract is issued, the initial purchase payment is allocated, as specified by you in the contract application, among one or more of the portfolios, or to one or more of the guarantee periods in the fixed account, or to a combination thereof. Subsequent purchase payments are allocated in the same way, or pursuant to different allocation percentages that the owner may subsequently request in writing.

VARIABLE ACCOUNT INVESTMENT OPTIONS

Each of the subaccounts of the Variable Account invests in shares of a corresponding portfolio. Contract value in each of the subaccounts of the Variable Account will vary to reflect the investment experience of each of the corresponding portfolios, as well as deductions for certain charges.

Each portfolio has a separate and distinct investment objective and is managed by Fortis Advisers, Inc. or a subadviser of Fortis Advisers, Inc. A full description of the portfolios and their investment objectives, policies, risks and expenses can be found in the current prospectus for the portfolios, which accompanies this prospectus, and the portfolios' Statement of Additional Information which is available upon request.

FIXED ACCOUNT INVESTMENT OPTIONS

Any amount allocated by the owner to the fixed account earns a guaranteed interest rate. The level of the guaranteed interest rate depends on the length of the guarantee period selected by the owner. We currently make available ten different guarantee periods, ranging from one to ten years.

If amounts are transferred, surrendered or otherwise paid out more than fifteen days before or after the end of any guarantee period other than the one-year guarantee period, a Market Value Adjustment will be applied to increase or decrease the amount of fixed account value that is paid out. Accordingly, the Market Value Adjustment can result in gains or losses to you.

The fixed account investment option is not available for contracts issued in the states of Pennsylvania and Nevada.

For a more complete discussion of the fixed account investment options and the Market Value Adjustment, see "The Fixed Account."

TRANSFERS

During the Accumulation Period, you can transfer all or part of your contract value from one subaccount to another or into the fixed account and, subject to any Market Value Adjustment, from one guarantee period to another or into a subaccount. There is currently no charge for these transfers. We reserve the right to restrict the frequency of or otherwise condition, terminate, or impose charges upon, transfers from a subaccount during the Accumulation Period. During the Annuity Period the person receiving annuity payments may make up to four transfers (but not from a Fixed Annuity Option) during each year of the Annuity Period. For a description of certain limitations on transfer rights, see "Allocations of Purchase Payments and Contract Value--Transfers."

TOTAL OR PARTIAL SURRENDERS

Subject to certain conditions, all or part of the contract value may be surrendered by you before the earlier of (1) the annuity commencement date, or
(2) if the owner is a non-natural person the Annuitant's death. Amounts surrendered may be subject to a surrender charge and, in addition, amounts surrendered from the fixed account may be subject to a Market Value Adjustment. See "Total and Partial Surrenders," and "Market Value Adjustment." Particular attention should be paid to the tax implications of any surrender, including possible penalties for premature distributions. See "Federal Tax Matters."

ANNUITY PAYMENTS

The contract provides several types of annuity benefits to you or to other persons you properly designate to receive such payments, including Fixed and Variable Annuity Options. The owner has considerable flexibility in choosing the annuity commencement date. However, the tax implications of an annuity commencement date must be carefully considered, including the possibility of penalties for commencing benefits either too soon or too late. See "Annuity Commencement Date," "Annuity

Options" and "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information.

DEATH BENEFIT

In the event of the death of the owner, or the Annuitant if the owner is a non-natural person, prior to the annuity commencement date, a death benefit is payable to the beneficiary. See "Benefit Payable on Death of Contract Owner (or Annuitant)."

LIMITATIONS IMPOSED BY RETIREMENT PLANS AND EMPLOYERS

Certain rights you would otherwise have under a contract may be limited by the terms of any applicable employee benefit plan. These limitations may restrict such things as total and partial surrenders, the amount or timing of purchase payments that may be made, when annuity payments must start and the type of annuity options that may be selected. Accordingly, you should familiarize yourself with these and all other aspects of any retirement plan in connection with which a contract is issued.

The record owner of the group variable annuity contract pursuant to which group certificates will be issued will be a bank trustee whose sole function is to hold record ownership of the contract or an employer (or the employer's designee) in connection with an employee benefit plan. In the latter cases, certain rights that an owner otherwise would have under a contract may be reserved instead by the employer.

TAX IMPLICATIONS

The tax implications for you or any other persons who may receive payments under a contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the contract should be directed to your sales representative, or Fortis Benefits' home office: P.O. Box 64272, St. Paul, Minnesota, 55164: 1-800-800-2000, extension 3057. Purchase payments and written requests should be mailed or delivered to the same home office address. All communications should include the contract number, the owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-800-2000 (extension 3057).

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at Fortis Benefit's home office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION

The information presented below reflects the Accumulation Unit information for subaccounts of the Separate Account through December 31, 1999.

                                  MONEY      U.S. GOV'T   DIVERSIFIED   MULTISECTOR     HIGH      INTERNATIONAL      ASSET
                                  MARKET     SECURITIES     INCOME         BOND         YIELD       STOCK II      ALLOCATION
                                  ------     ----------   -----------   -----------     -----     -------------   ----------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     572,289     442,615       134,641        64,476       81,390        79,963         584,816
 Accumulation Unit Values.....  $   10.640   $  10.243    $   10.015     $  10.021    $   9.699     $  10.103     $    12.888
December 31, 1998
 Accumulation Units in
   Force......................  39,532,433   7,577,700    51,323,231     1,236,211    4,984,906     3,315,158     160,803,266
 Accumulation Unit Values.....  $    1.532   $  18.421    $    2.059     $  13.254    $  12.823     $  16.513     $     3.326

                                AMERICAN                  CAPITAL       GROWTH &
                                LEADERS      VALUE     OPPORTUNITIES     INCOME
                                --------     -----     -------------    --------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     --        113,583         --           202,247
 Accumulation Unit Values.....    $--      $  10.435        $--        $   11.113
December 31, 1998
 Accumulation Units in
   Force......................     --      4,869,102         --        12,171,938
 Accumulation Unit Values.....    $--      $  14.768        $--        $   21.767


                                               BLUE       BLUE     INTERNATIONAL     GLOBAL     GLOBAL     GROWTH      AGGRESSIVE
                                 S&P 500       CHIP      CHIP II       STOCK         GROWTH     EQUITY      STOCK        GROWTH
                                 -------       ----      -------   -------------     ------     ------     ------      ----------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................     857,907     635,603      --         270,261        117,470     --         153,315     216,039
 Accumulation Unit Values.....  $   13.031   $  13.021     $--       $  12.023     $   14.823    $--     $    15.898   $  21.505
December 31, 1998
 Accumulation Units in
   Force......................  10,440,486   7,548,794      --       4,751,940     11,744,865     --     136,042,148   6,165,803
 Accumulation Unit Values.....  $   18.689   $  18.238     $--       $  16.113     $   21.433    $--     $     3.870   $  15.829

                                MID CAP   LARGE CAP   INVESTORS   SMALL CAP
                                 STOCK     GROWTH      GROWTH       VALUE
                                -------   ---------   ---------   ---------
December 31, 2000
 Accumulation Units in
   Force......................
 Accumulation Unit Values.....
December 31, 1999
 Accumulation Units in
   Force......................  107,955    359,451        --        186,047
 Accumulation Unit Values.....  $10.555    $14.779       $--      $  10.677
December 31, 1998
 Accumulation Units in
   Force......................  765,338    842,995        --      1,098,102
 Accumulation Unit Values.....  $ 9.625    $11.755       $--      $   9.367

Financial statements for the subaccounts are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total Return" is the total change in value of an investment in the subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning Fortis Benefits is included in this prospectus under "Additional Information About Fortis Benefits" and "Fortis Benefits Financial Statements."

FORTIS BENEFITS/FORTIS FINANCIAL GROUP MEMBER


Fortis Benefits Insurance Company is the issuer of the contracts. At the end of 2000, Fortis Benefits had approximately $xxx billion of total life insurance in force. Fortis Benefits is a Minnesota corporation founded in 1910. It is qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is an indirectly wholly-owned subsidiary of Fortis, Inc., which is itself indirectly owned 50% by Fortis (NL) N.V. and 50% by Fortis (B). Fortis, Inc. manages the United States operations for these two companies.



Fortis (NL) N.V. is a diversified financial services company headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847. Fortis
(B) is a diversified financial services company headquartered in Brussels, Belgium, where its insurance operations began in 1824. Fortis (NL) N.V. and Fortis (B) have merged their operating companies under the trade name of Fortis. The Fortis group of companies is active in insurance, banking and financial services, and real estate development in The Netherlands, Belgium, the United States, Western Europe, and the Pacific Rim. The Fortis group of companies had approximately $xxx billion in assets at the end of 2000.


All of the guarantees and commitments under the contracts are general obligations of Fortis Benefits regardless of whether you have allocated the contract value to the Variable Account or to the fixed account. None of Fortis Benefits' affiliated companies has any legal obligation to back Fortis Benefits' obligations under the contracts.


Effective April   , 2001, Fortis Benefits contracted the administrative
servicing obligations for the contracts to Hartford Life and Annuity Insurance Company ("Hartford L&A"), a subsidiary of The Hartford Financial Services Group ("Hartford"). Although Fortis Benefits remains responsible for all contract terms and conditions, Hartford L&A is responsible for servicing the contracts, including the payment of benefits, oversight of investment management (i.e., the Portfolios) and overall contract administration. This was part of a larger transaction whereby Hartford L&A reinsured all of the individual life insurance and annuity business of Fortis Benefits.



Additionally, as part of the transaction, Hartford Life and Accident, another subsidiary of Hartford, purchased all of the stock of Fortis Advisers, Inc., the investment manager for the Portfolios and Fortis Investors, Inc., the principal underwriter of the contracts.


THE VARIABLE ACCOUNT

The Variable Account is a segregated investment account of Fortis Benefits. Fortis Benefits established Variable Account D under Minnesota insurance law as of October 14, 1987. The Variable Account is an integral part of Fortis Benefits. However, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under these contracts and other variable annuity contracts issued by Fortis Benefits will not be chargeable with liabilities arising out of any other business of Fortis Benefits.

The Variable Account has subaccounts. The assets in each subaccount are invested exclusively in one of the portfolios listed on the first page of the prospectus. Income and both realized and unrealized gains or losses from the assets of each subaccount of the Variable Account are credited to or charged against that subaccount without regard to income, gains or losses, from any other subaccount of the Variable Account or arising out of any other business we may conduct. We may add or eliminate new subaccounts as new portfolios are added or eliminated.

THE PORTFOLIOS

You may choose from among a number of different portfolios. Each portfolio is a mutual fund available for purchase only as a funding vehicle for benefits under variable life insurance and variable annuity products. These variable life insurance and variable annuity products are issued by Fortis Benefits and by other life insurance companies. Each portfolio corresponds to one of the subaccounts of the Variable Account. The assets of each portfolio are separate from the assets of other portfolios. In addition, each portfolio operates as a separate investment portfolio whose investment performance has no effect on the investment performance of any other portfolio. We offer more detailed information for each investment portfolio. This information includes the investment policies, investment restrictions, charges, and risks attendant to investing in each portfolio. This information also includes other aspects of each portfolio's operations. You may find this information in the current prospectus for each portfolio. These portfolio prospectuses must accompany this prospectus, and you should read them in conjunction with it. You may obtain a copy of each prospectus from us, free of charge, by calling 1-800-800-2000, ext. 3057, or by writing P.O. Box 64272, St. Paul, Minnesota 55164.

As noted, the investment portfolios may be available to registered separate accounts of other participating insurance companies. These portfolios may also be available to the Variable Account and other separate accounts of Fortis Benefits. Although Fortis Benefits does not anticipate any disadvantages to this, there is a possibility that a material conflict may arise between the interest of the Variable Account and one or more of the other separate accounts participating in the portfolios. For example, a conflict may occur due to (1) a change in law affecting the operations of variable life and variable annuity separate ac-counts, (2) differences in the voting instructions of the contract owners and those of other companies, or (3) some other reason. In the event of conflict, Fortis Benefits will take any steps necessary to protect the contract owners and variable annuity payees.

Fortis Benefits purchases and redeems portfolios' shares for the Variable Account at their net asset value without any sales or redemption charges. We automatically reinvest dividends or capital gain distributions attributable to contracts in shares of the portfolio from which they are received at the portfolio's net asset value on the date paid. These dividends and distributions will have the effect of reducing the new asset value of each share of the corresponding portfolio and increasing, by an equivalent value, the number of shares outstanding of the portfolio. However, the value of your interest in the corresponding subaccount will not change as a result of any such dividends and distributions.

The portfolios available for investment by the Variable Account are listed on the cover page of this prospectus.

THE FIXED ACCOUNT

GUARANTEED INTEREST RATES/GUARANTEE PERIODS

Any amount you allocate to the fixed account earns a guaranteed interest rate beginning on the date you make the allocation. The guaranteed interest rate continues for the number of years you select, up to a maximum of ten years. At the end of your guarantee period, your contract value, including accrued interest, will be allocated to a new guarantee period of equal length. However, you may reallocate your contract value to a different guarantee period (or periods) or to one (or more) of the subaccounts of the Variable Account. If you decide to reallocate your contract value, you must do so by sending us a written request. We must receive your written request at least three business days before the end of your guarantee period. The first day of your new guarantee period (or other reallocation) will be the day after the end of your previous guarantee period. We will notify you at least 45 days and not more than 75 days before the end of your guarantee period.

We currently offer ten different guarantee periods. These guarantee periods range in length from one to ten years. Each guarantee period has its own guaranteed interest rate, which may differ from those for other guarantee periods. From time to time we will, at our discretion, change the guaranteed interest rate for future guarantee periods. These changes will not affect the guaranteed interest rates we are paying on current guarantee periods. Please note, when you allocate or transfer an amount to a guarantee period, a new guarantee period begins running with respect to that amount. Therefore, the amount you allocate will earn a guaranteed interest rate that will not change until the end of that period. In addition, the guaranteed interest rate will never be less than an effective annual rate of 3%.

We declare the guaranteed interest rates from time to time as market conditions dictate. We advise you of the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment from you, or at the time we execute a transfer you have requested, or at the time a guarantee period is renewed.

We do not have a specific formula for establishing the guaranteed interest rates for the guarantee periods. Guaranteed interest rates may be influenced by the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. Guaranteed interest rates do not necessarily correspond to the available interest rates on the investments we acquire with the amounts you allocate for a particular guarantee period. See "Investments by Fortis Benefits". In addition, when we determine guaranteed interest rates, we may consider: (1) the duration of a guarantee period, (2) regulatory and tax requirements, (3) sales and administrative expenses we bear,
(4) risks we assume, (5) our profitability objectives, and (6) general economic trends.

FORTIS BENEFITS' MANAGEMENT MAKES THE FINAL DETERMINATION OF THE GUARANTEED INTEREST RATES WE DECLARE. WE CANNOT PREDICT OR ASSURE THE LEVEL OF ANY FUTURE GUARANTEED INTEREST RATES IN EXCESS OF AN EFFECTIVE ANNUAL RATE OF 3%.

THE FIXED ACCOUNT INVESTMENT OPTION IS NOT AVAILABLE FOR CONTRACTS ISSUED IN THE STATES OF PENNSYLVANIA AND NEVADA.

You may obtain information concerning the guaranteed interest rates that apply to the various guarantee periods. You may obtain this information from our home office or from your sales representative at any time.

MARKET VALUE ADJUSTMENT

Except as described below, we will apply a Market Value Adjustment to any fixed account value that is:

     - surrendered,

     - transferred, or

     - otherwise paid out

before the end of the guarantee period in which it is being held.

For example, we will apply a Market Value Adjustment to fixed account value that we pay:

     - as an amount applied to an annuity option, and

     - as an amount paid as a single sum in lieu of an annuity.

The Market Value Adjustment we apply may increase or decrease the fixed account value that is withdrawn or transferred. We determine whether the fixed account value is increased or decreased by performing a comparison of two guaranteed interest rates.

The first rate we compare is the guaranteed interest rate for the fixed account value that is withdrawn or transferred from the existing guarantee period. The second rate we compare is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period. After comparing these two rates, we determine whether the fixed account value is increased or decreased as follows:

     - If the first rate exceeds the second rate by more than 1/2%, (1/4% for contracts issued in the state of Florida) the Market Value Adjustment produces an increase in the fixed account value withdrawn or transferred.

     - If the first rate does not exceed the second rate by at least 1/2%, (1/4% for contracts issued in the state of Florida) the Market Value Adjustment produces a decrease in the fixed account value withdrawn or transferred.

We will determine the Market Value Adjustment by multiplying the fixed account value that is withdrawn or transferred from the existing guarantee period (before deduction of any applicable surrender charge) by the following factor:

                 1 + I           n/12
              ------------               - 1
         (    1 + J + .005  )

where,

     - I is the guaranteed interest rate we credit to the fixed account value that is withdrawn or transferred from the existing guarantee period.

     - J is the guaranteed interest rate we are then offering for new guarantee periods with durations equal to the number of years remaining in the existing guarantee period (rounded up to the next higher number of years).

     - N is the number of months remaining in the existing guarantee period (rounded up to the next higher number of months).

You will find sample Market Value Adjustment calculations in Appendix A.

We do not apply a Market Value Adjustment to withdrawals and transfers of fixed account value under four exceptions. We describe these exceptions below.

(1) We will not apply a Market Value Adjustment to fixed account value that we pay out as a death benefit pursuant to a contract.

(2) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from the one-year guarantee period.

(3) We will not apply a Market Value Adjustment to fixed account value that we pay out during a 30 day period that:

     - begins 15 days before the end date of the guarantee period in which the fixed account value was being held, and that:

     - ends 15 days after the end date of the guarantee period in which the fixed account value was being held.

(4) We will not apply a Market Value Adjustment to fixed account value that is withdrawn or transferred from a guarantee period on a periodic, automatic basis. This exception only applies to such withdrawals or transfers under a formal Fortis Benefits program for the withdrawal or transfer of fixed account value.

We may impose conditions and limitations on any formal Fortis Benefits program for the withdrawal or transfer of fixed account value. Ask your Fortis Benefits representative about the availability of such a program in your state. In addition, if such a program is available in your state, your Fortis Benefits representative can inform you about the conditions and limitations that may apply to that program.

INVESTMENTS BY FORTIS BENEFITS

Fortis Benefits' legal obligations with respect to the fixed account are supported by our general account assets. These general account assets also support our obligations under other insurance and annuity contracts. Investments purchased with amounts allocated to the fixed account are the property of Fortis Benefits, and you have no legal rights in such investments. Subject to applicable law, we have sole discretion over the investment of assets in our general account and in the fixed account. Neither our general account nor the fixed account is subject to registration under the Investment Company Act of 1940.

We will invest amounts in our general account, and amounts in the fixed account, in compliance with applicable state insurance laws and regulations concerning the nature and quality of investments for the general account. Within specified limits and subject to certain standards and limitations, these laws generally permit investment in:

     - federal, state and municipal obligations,

     - preferred and common stocks,

     - corporate bonds,

     - real estate mortgages,

     - real estate, and

     - certain other investments.

See "Fortis Benefits' Financial Statements" for information on our investments. Investment management for amounts in our general account and in the fixed account is provided to us by Fortis Advisors, Inc.

When we establish guaranteed interest rates, we will consider the available return on the instruments in which we invest amounts allocated to the fixed account. However, this return is only one of many factors we consider when we establish the guaranteed interest rates. See "Guaranteed Interest
Rates/Guarantee Periods".

Generally, we expect to invest amounts allocated to the fixed account in debt instruments. We expect that these debt instruments will approximately match our liabilities with regard to the guarantee periods. We also expect that these debt instruments will primarily include:

(1) securities issued by the United States Government or its agencies or instrumentalities. These securities may or may not be guaranteed by the United States Government;

(2) debt securities that, at the time of purchase, have an investment grade within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's"), Standard & Poor's Corporation ("Standard & Poor's"), or any other nationally recognized rating service. Moody's four highest grades are:
    Aaa, Aa, A, and Baa. Standard & Poor's four highest grades are: AAA, AA, A, and BBB;

(3) other debt instruments including, but not limited to, issues of, or guaranteed by, banks or bank holding companies and corporations. Although not rated by Moody's or Standard & Poor's, we deem these obligations to have an investment quality comparable to securities that may be purchased as stated above;

(4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

Except as required by applicable state insurance laws and regulations, we are not obligated to invest amounts allocated to the fixed account according to any particular strategy, See "Regulation and Reserves".

ACCUMULATION PERIOD

ISSUANCE OF A CONTRACT AND PURCHASE PAYMENTS

We reserve the right to reject any application for a contract or any purchase payment for any reason. If we accept your issuing instructions in the form received, we will credit the initial purchase payment within two Valuation Dates after the later of (1) receipt of the issuing instructions or (2) receipt of the initial purchase payment at our home office. If we cannot apply the initial purchase payment within five Valuation Dates after receipt because the issuing instructions are incomplete, we will return the initial purchase payment unless you consent to our retaining the initial purchase payment and applying it as of the end of the Valuation Period in which the necessary requirements are fulfilled. The initial purchase payment must be at least $25,000 ($10,000 for a contract issued pursuant to a qualified plan).

The date that we apply the initial purchase payment to the purchase of the contract is also the contract issue date. The contract issue date is the date used to determine contract years, regardless of when we deliver the contract. Our crediting of investment experience in the Variable Account, or a fixed rate of return in the fixed account, generally begins as of the contract issue date.

We will accept additional purchase payments at any time after the contract issue date and prior to the annuity commencement date, as long as the Annuitant is living. You must transmit purchase payments (together with any required information identifying the proper contracts and accounts to be credited with purchase payments) to our home office. We apply additional purchase payments to the contract, and add to the contract value as of the end of the Valuation Period in which we receive the payments.

Each additional purchase payment under a contract must be at least $50. The total of all purchase payments for all Fortis Benefits annuities having the same owner or Annuitant, may not exceed $1 million (not more than $500,000 allocated to the fixed account) without our prior approval. We reserve the right to modify this limitation at any time.

You may make purchase payments in excess of the initial minimum by monthly draft against a bank account if you have completed and returned to us a special authorization form. You may get the form from your sales representative or from our home office. We can also arrange for you to make purchase payments by wire transfer, payroll deduction, military allotment, direct deposit and billing. Purchase payments by check should be made payable to Fortis Benefits Insurance Company.

If the contract value is less than $1,000, we may cancel the contract on any Valuation Date. We will notify you of our intention to cancel the contract at least 90 days in advance of the cancellation date. If we do cancel your contract, we consider such cancellation a full surrender of the contract.

CONTRACT VALUE

Contract value is the total of any Variable Account value in all the subaccounts of the Variable Account, plus any fixed account value in all the guarantee periods.

The contract does not guarantee a minimum Variable Account value. You bear the entire investment risk for the contract value that you allocate to the Variable Account.

Determination of Variable Account Value. A contract's Variable Account value is based on the number of Accumulation Units and on Accumulation Unit values, which are determined on each Valuation Date. The value of an Accumulation Unit for a subaccount on any Valuation Date is equal to the previous value of that subaccount's Accumulation Unit multiplied by that subaccount's net investment factor (discussed directly below) for the Valuation Period ending on that Valuation Date. At the end of any Valuation Period, a contract's Variable Account value in a subaccount is equal to the number of Accumulation Units in the subaccount times the value of one Accumulation Unit for that subaccount.

The number of Accumulation Units in each subaccount is equal to

     - Accumulation Units purchased at the time that any purchase payments or transferred amounts are allocated to the subaccount; less

     - Accumulation Units redeemed to pay for the portion of any transfers from or partial surrenders allocated to the subaccount; less

     - Accumulation Units redeemed to pay charges under the contract.

Net Investment Factor. The net investment factor for a subaccount is determined by dividing (1) the net asset value per share of the portfolio shares held by the subaccount, determined at the end of the current Valuation Period, plus the per share amount of any dividend or capital gains distribution made with respect to the portfolio shares held by the subaccount during the current Valuation Period, minus a per share charge for the increase, plus a per share credit for the decrease, in any income taxes assessed which we determine to have resulted from the investment operation of the subaccount or any other taxes which are attributable to this contract, by (2) the net asset value per share of the portfolio shares held in the subaccount as determined at the end of the previous Valuation Period, and subtracting from that result a factor representing the mortality risk, expense risk and administrative expense charge.

If a subaccount's net investment factor is greater than one, the subaccount's Accumulation Unit value has increased. If a subaccount's net investment factor is less than one, the subaccount's Accumulation Unit value has decreased.

Determination of Fixed Account Value. A contract's fixed account value is guaranteed by Fortis Benefits. Therefore, we bear the investment risk with respect to amounts allocated to the fixed account, except to the extent that (1) we may vary the guaranteed interest rate for future guarantee periods (subject to the 3% effective annual minimum) and (2) the Market Value Adjustment imposes investment risks on you.

The contract's fixed account value on any Valuation Date is the sum of its fixed account values in each guarantee period on that date. The fixed account value in a guarantee period is equal to the following amounts, in each case increased by accrued interest at the applicable guaranteed interest rate:

     - The amount of purchase payments or transferred amounts allocated to the guarantee period; less

     - The amount of any transfers or surrenders out of the guarantee period.

ALLOCATION OF PURCHASE PAYMENTS AND CONTRACT VALUE

Allocation of Purchase Payments. In your application for a contract, you may allocate purchase payments, or portions of payments, to the:

     - available subaccounts of the Variable Account, or

     - to the guarantee periods in the fixed account, or

     - to a combination of the two previous options.

Percentages must be in whole numbers and the total allocation must equal 100%. The percentage allocations for future purchase payments may be changed, without charge, at any time by sending a written request to Fortis Benefits' home office. Changes in the allocation of future purchase payments will be effective on the date we receive your written request.

Transfers. You may transfer contract value:

     - from one available subaccount to another available subaccount, or

     - from one available subaccount to the fixed account, or

     - from one guarantee period to another guarantee period, or

     - from one guarantee period to an available subaccount

You must request transfers by (1) a written request to Fortis Benefits' home office, or by (2) a telephone transfer as described below. Currently, we do not charge for any transfer. However, transfers from a guarantee period, other than the one-year guarantee period, that are (1) more than 15 days before or 15 days after the expiration of the existing guarantee period, or are (2) not a part of a formal Fortis Benefits program for the transfer of fixed account value are subject to a Market Value Adjustment. See "Market Value Adjustment".

The minimum transfer from a subaccount or guarantee period is the lesser of:

     - $1,000, or

     - all of the contract value in the subaccount or guarantee period.


However, we may permit a continuing request for transfers of lesser specified amounts automatically on a periodic basis. You may not make a transfer into the one year guarantee period fixed account within six months of a transfer out of the one year guarantee period fixed account. We reserve the right to additionally restrict the frequency of transfers or to otherwise condition, terminate, or impose charges (not to exceed $25 per transfer) upon transfers. Where you make all your transfer requests at the same time, as part of one request, we will count all transfers between and among the subaccounts of the Variable Account and the fixed account as one transfer. We will execute the transfers, and determine all values in connection with the transfers, at of the end of the Valuation Period in which we receive the transfer request. The amount of any positive or negative Market Value Adjustment will be added to or deducted from the transferred amount.


Certain restrictions on very substantial allocations to any one subaccount are set forth under "Limitations on Allocations" in the Statement of Additional Information.

TOTAL AND PARTIAL SURRENDERS


Total Surrenders. You may surrender all of the cash surrender value at any time during the life of the contract owner (or Annuitant if the contract owner is not a natural person) and prior to the annuity commencement date. If you choose to make a total surrender, you must do so by written request sent to our home office. We reserve the right to require that the contract be returned to us prior to making payment, although this will not affect our determination of the amount of the cash surrender value. Cash surrender value is:


     - the contract value at the end of the Valuation Period during which we receive the written request for the total surrender at our home office, less

     - any applicable surrender charge, and

     - after we have applied any Market Value Adjustment.

See "Surrender Charge" and "Market Value Adjustment".

We must receive written consent of all collateral assignees and irrevocable beneficiaries prior to any total surrender. We will generally pay surrenders from the Variable Account within seven days of the date of receipt by our home office of the written request. However, we may postpone payments in certain circumstances. See "Postponement of Payment".

The amount we pay upon total surrender of the cash surrender value (taking into account any prior partial surrenders) may be more or less than the total purchase payments you made. After a surrender of the cash surrender value or at any time the contract value is zero, all rights of the owner, Annuitant, or any other person will terminate.


Partial Surrenders. At any time during the life of the contract owner (or Annuitant if the contract owner is not a natural person) and prior to the annuity commencement date, you may surrender a portion of the fixed account and/or the Variable Account. You must request partial surrender by a written request sent to Fortis Benefits' home office. We will not accept a partial surrender request from you unless the net proceeds payable to you, as a result of the request, are at least $1,000. We will surrender the entire cash surrender value under the contract if the total contract value in both the Variable Account and fixed account would be less than $1,000 after the partial surrender.


You should specify the subaccounts of the Variable Account or guarantee periods of the fixed account that you wish to partially surrender. If you do not specify, we take the partial surrender from the subaccounts and from the guarantee periods of the fixed account on a pro rata basis.

We will surrender Accumulation Units from the Variable Account and/or dollar amounts from the fixed account so that the total amount of the partial surrender equals the dollar amount of the partial surrender request. If the surrender is from a guarantee period other than the one-year guarantee period, we will reduce the amount payable to you by any negative Market Value Adjustment, or we will increase the amount payable to you by any positive Market Value Adjustment unless the surrender is (1) within 15 days before or 15 days after the expiration of a guarantee period, or (2) is a part of a formal Fortis Benefits program for the transfer or withdrawal of fixed account value. The partial surrender will be effective at the end of the Valuation Period in which we receive the written request for partial sur-render at our home office. Payments will generally be made within seven days of the effective date of such request, although certain delays are permitted. See "Postponement of Payment".

The Internal Revenue Code provides that a penalty tax will be imposed on certain premature surrenders. For a discussion of this and other tax implications of total and partial surrenders, including withholding requirements, see "Federal Tax Matters". Also, under tax deferred annuity contracts pursuant to Section 403(b) of the Internal Revenue Code, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

TELEPHONE TRANSACTIONS

You or your representative may make certain requests under the contract by telephone if we have a written telephone authorization on file. These include requests for (1) transfers, (2) withdrawals, and (3) changes in purchase payment allocation instructions, dollar-cost averaging, portfolio rebalancing programs and systematic withdrawals. Our home office will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, among others, (1) requiring some form of personal identification such as your address and social security number prior to acting upon instructions received by telephone, (2) providing written confirmation of such transactions, and/or (3) tape recording of telephone instructions. Your request for telephone transactions authorizes us to record telephone calls. We may be liable for any losses due to unauthorized or fraudulent instructions if we do not employ reasonable procedures. If we do employ reasonable procedures, we will not be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to place limits, including dollar limits, on telephone transactions.

BENEFIT PAYABLE ON DEATH OF CONTRACT OWNER (OR ANNUITANT)

If the owner dies prior to the annuity commencement date, we will pay a death benefit to the beneficiary. If the contract owner is a non-natural person, we will pay a death benefit upon the death of the Annuitant prior to the annuity commencement date. In such case, if more than one Annuitant has been named, we will pay the death benefit payable upon the death of an Annuitant only upon the death of the last survivor of the persons so named.

The death benefit will be equal to the greater of (1), (2), or (3) as follows:

(1) The contract value as of the date used for valuing the death benefit.

(2) The sum of all purchase payments made less pro rata adjustments for each partial withdrawal.

(3) The highest anniversary value of each of the contract's Five Year Anniversaries prior to the earlier of: (1) the decedent's death, or (2) the contract owner's attainment of age 75.

     An Anniversary Value is equal to:

     (a) the contract value on the anniversary, plus,

     (b) any purchase payment made since the anniversary, reduced by

     (c) pro rata adjustments for any withdrawals made since the anniversary.

We describe the pro rata adjustments referred to above more fully in Appendix D at the end of this prospectus.

See also Appendix A for sample death benefit calculations.

The value of the death benefit is determined as of the end of the Valuation Period in which we receive, at our home office, proof of death and the written request as to the manner of payment. Upon receipt of these items, the death benefit generally will be paid within seven days. Under certain circumstances, payment of the death benefit may be postponed. See "Postponement of Payment." If we do not receive a written request for a settlement method, we will pay the death benefit in a single sum, based on values determined at that time.

The beneficiary may (1) receive a single sum payment, which terminates the contract, or (2) select an annuity option. If the beneficiary selects an annuity option, he or she will have all the rights and privileges of a payee under the contract. If the beneficiary desires an annuity option, the election should be made within 60 days of the date the death benefit becomes payable. Failure to make a timely election can result in unfavorable tax consequences. For further information, see "Federal Tax Matters."

We accept any of the following as proof of death: (1) a copy of a certified death certificate; (2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or (3) a written statement by a medical doctor who attended the deceased at the time of death.

The Internal Revenue Code requires that a Non-Qualified Contract contain certain provisions about an owner's death. We discuss these provisions below under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts." It is imperative that written notice of the death of the owner be promptly transmitted to us at our home office, so that we can make arrangements for distribution of the entire interest in the contract to the beneficiary in a manner that satisfies the Internal Revenue Code requirements. Failure to satisfy these requirements may result in the contract not being treated as an annuity contract for federal income tax purposes with possible adverse tax consequences.

THE ANNUITY PERIOD

ANNUITY COMMENCEMENT DATE

You may specify an annuity commencement date in your application. The annuity commencement date marks the beginning of the period during which an Annuitant or other payee designated by the owner receives annuity payments under the contract. The annuity commencement date must be at least two years after the contract issue date. You should consult your sales representative in this regard.

The Internal Revenue Code may impose penalty taxes on amounts distributed either too soon or too late depending on the type of retirement arrangement involved. See "Federal Tax Matters". You should consider this carefully in selecting or changing an annuity commencement date.

You must submit a written request in order to advance or defer the annuity commencement date. We must receive the request at our home office at least 30 days before the then-scheduled annuity commencement date. The new annuity commencement date must also be at least 30 days after we receive the written request. You have no right to make any total or partial surrender during the Annuity Period.

COMMENCEMENT OF ANNUITY PAYMENTS

We may pay the entire contract value, rather than apply the amount to an annuity option if the contract value at the end of the Valuation Period which contains the annuity commencement date is less than $1,000. We would make the payment in a single sum to the Annuitant or other payee chosen by the owner and cancel the contract. We would not impose any charge other than the premium tax charge.

Otherwise, we will apply (1) the fixed account value to provide a Fixed Annuity Option and (2) the Variable Account value in any subaccount to provide a Variable Annuity Option using the same subaccount, unless you have notified us by written request to apply the fixed account value and Variable Account value in different proportions. We must receive written request at our home office at least 30 days before the annuity commencement date.

We will make annuity payments under a Fixed or Variable Annuity Option on a monthly basis to the Annuitant or other properly-designated payee, unless we agree to a different payment schedule. If you name more than one person as an Annuitant, you may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date. We reserve the right to change the frequency of any annuity payment so that each payment will be at least $50 ($20 in Texas).

The amount of each annuity payment will depend on (1) the amount of contract value applied to an annuity option, (2) the form of annuity selected, and (3) the age of the Annuitant. For information concerning the relationship between the Annuitant's sex and the amount of annuity payments, including special requirements in connection with employee benefits plans, see "Calculations of Annuity Payments" in the Statement of Additional Information. The Statement of Additional Information also contains detailed information about how the amount of each annuity payment is computed.

The dollar amount of any fixed annuity payments is specified during the entire period of annuity payments according to the provisions of the annuity option selected. The dollar amount of variable annuity payments varies during the Annuity Period based on changes in Annuity Unit values for the subaccounts that you choose to use in connection with your payments.

RELATIONSHIP BETWEEN SUBACCOUNT INVESTMENT PERFORMANCE AND AMOUNT OF VARIABLE ANNUITY PAYMENTS

The amount of an annuity payment depends on the average effective net investment return of a subaccount during the period since the preceding payment as follows:

     - if the return is higher than 3% annually, the Annuity Unit value will increase, and the second payment will be higher than the first; and

     - if the return is lower than 3% annually, the Annuity Unit value will decrease, and the second payment will be lower than the first.

"Net investment return," for this purpose, refers to the subaccount's overall investment performance after deduction of the mortality and expense risk and administrative expense charges, which are assessed at an annual rate of 1.25%.

We guarantee that the amount of each variable annuity payment after the first payment will not be affected by variations in our mortality experience or our expenses.

Transfers. A person receiving annuity payments may make up to four transfers a year among subaccounts. The current procedures for and conditions on these transfers are the same as we describe above under "Allocation of Purchase Payments and Contract Value--Transfers". We do not permit transfers from a Fixed Annuity Option during the Annuity Period.

ANNUITY OPTIONS

You may select an annuity option or change a previous selection by written request. We must receive your request at least 30 days before the annuity commencement date. You may select one annuity form, although payments under that form may be on a combination fixed and variable basis. If no annuity form selection is in effect on the annuity commencement date, we usually automatically apply Option B (described below), with payments guaranteed for ten years. However, federal pension law may require that we make default payments under certain retirement plans pursuant to plan provisions and/or federal law. Tax laws and regulations may impose further restrictions to assure that the primary purpose of the plan is distribution of the accumulated funds to the employee.

Your contract offers the following options for fixed and variable annuity payments. Under each of the options, we make payments as of the first Valuation Date of each monthly period, starting with the annuity commencement date.

Option A, Life Annuity. We do not make payments after the annuitant dies. It is possible for the annuitant to receive only one payment under this option, if the annuitant dies before the second payment is due.

Option B, Life Annuity with Payments Guaranteed for 10 Years to 20 Years. We continue payments as long as the annuitant lives. If the annuitant dies before we have made all of the guaranteed payments, we continue installments of the guaranteed payments to the beneficiary.

Option C, Joint and Full Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

Option D, Joint and One-Half Contingent Survivor Annuity. We continue payments as long as either the annuitant or the joint annuitant is alive. If the annuitant dies first, we continue payments to the joint annuitant at one-half the original amount. If the joint annuitant dies first, we continue payments to the annuitant at the original full amount. We stop payments when both the annuitant and the joint annuitant have died. It is possible for the payee or payees to receive only one payment under this option if both annuitants die before the second payment is due.

We also have other annuity options available. You can get information about them from your sales representative or by calling or writing to our home office.

DEATH OF ANNUITANT OR OTHER PAYEE

Under most annuity forms offered by us, the amounts, if any, payable on the death of the Annuitant during the Annuity Period are the continuation of annuity payments for any remaining guarantee period or for the life of any joint Annuitant. In all such cases, the person entitled to receive payments also receives any rights and privileges under the annuity form in effect.

Additional rules applicable to such distributions under Non-Qualified Contracts are described under "Federal Tax Matters--Required Distributions for Non-Qualified Contracts". Though the rules there described do not apply to contracts issued in connection with qualified plans, similar rules apply to the plans themselves.

CHARGES AND DEDUCTIONS

PREMIUM TAXES

We deduct state premium taxes as follows:

     - when imposed on purchase payments, we pay the amount on your behalf and deduct the amount from your contract value upon (1) our payment of surrender proceeds or death benefit or (2) annuitization of a contract, or

     - when imposed at the time annuity payments begin, we deduct the amount from your contract value.

Applicable premium tax rates depend upon your place of residence. Rates can change by legislation, administrative interpretations, or judicial acts.

ANNUAL ADMINISTRATIVE CHARGE

A $30 annual administrative charge is deducted from the contract value on each anniversary of the contract date. Some states require a lower administration charge. Therefore, your annual administrative charge may be lower. This charge helps to cover administrative costs incurred in:

     - issuing contracts,

     - establishing and maintaining records relating to contracts,

     - making regulatory filings and furnishing confirmation notices,

     - voting materials and other communications,

     - providing computer, actuarial and accounting services, and

     - processing contract transactions.

We will initially waive this charge during the Annuity Period, although we reserve the right to reinstate it at any time. In addition, we will waive this charge during the Accumulation Period if the contract value is $100,000 or more at the end of the contract year. We will also waive this charge upon total surrender.

We will deduct the annual administrative charge by redeeming Accumulation Units from each subaccount of the Variable Account and by redeeming Accumulation Units from the fixed account. Contract value is the total value of the Variable Account and the fixed account. We will redeem Accumulation Units in proportion to the allocation of contract value among both:

     - the subaccounts of the Variable Account, and

     - the fixed account

If you totally surrender the contract and the contract value is less than $100,000, we will deduct the full annual administration charge at the time of surrender.

CHARGES AGAINST THE VARIABLE ACCOUNT

Mortality and Expense Risk Charge. We assess each subaccount of the Variable Account with a daily charge for mortality and expense risk. This charge is a nominal annual rate of 1.10% of the average daily net assets of the Variable Account. It consists of approximately .80% for mortality risk and approximately
 .30% for expense risk. We guarantee not to increase this charge for the duration of the contract. This charge is assessed during both the Accumulation Period and the Annuity Period.


The mortality risk borne by us arises from our obligation to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the contract) for the full life of all Annuitants regardless of how long all Annuitants or any individual Annuitant might live. In addition, we bear a mortality risk in that we guarantee to pay a death benefit upon the death of an owner (or Annuitant if the owner is not a natural person) prior to the annuity commencement date. We do not impose a surrender charge upon payment of a death benefit. This places a further mortality risk on us.


The expense risk we assume is that actual expenses incurred in connection with issuing and administering the contract will exceed the limits on administrative charges set in the contract.


We, or the reinsurer of the contracts, bear the loss if the administrative charges and the mortality and expense risk charge are insufficient to cover the expenses and costs assumed. Conversely, we, or the reinsurer of the contracts, profit if the amount deducted proves more than sufficient.


Administrative Expense Charge. We assess each subaccount of the Variable Account with a daily charge at an annual rate of .15% of the average daily net assets of the subaccount. We assess this charge during both the Accumulation Period and the Annuity Period. This charge helps cover administrative costs such as those incurred in issuing contracts, establishing and maintaining the records relating to contracts, making regulatory filings and furnishing confirmation notices, voting materials and other communications, providing computer, actuarial and accounting services, and processing contract transactions. There is no necessary relationship between the amount of administrative charges assessed on a given contract and the amount of expenses actually incurred for that contract.

TAX CHARGE

We currently impose no charge for taxes payable by us in connection with the contract, other than for applicable premium taxes. We reserve the right to impose a charge for any other taxes that may become payable by us in the future for the contracts or the Variable Account.

The annual administrative charge and charges against the Variable Account described above are for the purposes described. We may receive a profit as a result of these charges.

MISCELLANEOUS

The Variable Account invests in shares of the portfolios. Therefore, the net assets of the Variable Account will reflect the investment advisory fees and certain other expenses incurred by the portfolios and described in their prospectus.

GENERAL PROVISIONS

THE CONTRACTS

The entire contract includes any application, amendment, rider, endorsement, and revised contract pages. Only an officer of Fortis Benefits can agree to change or waive any provision of a contract. Any change or waiver must be in writing and signed by an officer of Fortis Benefits.

The contracts are non-participating and do not share in dividends or earnings of Fortis Benefits.

POSTPONEMENT OF PAYMENT

We may defer for up to 15 days the payment of any amount attributable to a purchase payment made by check to allow the check reasonable time to clear. For a description of other circumstances in which amounts payable out of Variable Account assets could be deferred, see "Postponement of Payments" in the Statement of Additional Information. We may also defer payment of surrender proceeds payable out of the fixed account for a period of up to 6 months.

MISSTATEMENT OF AGE OR SEX AND OTHER ERRORS

If the Annuitant's age or sex was misstated, we pay the amount that the purchase payments paid would have purchased at the correct age and sex. If we make any overpayment because of incorrect information about age or sex, or any other miscalculation, we deduct the overpayment from the next payment due. We add underpayments to the next payment. We credit or charge the amount of any adjustment with interest at the rate of 3% annually.

ASSIGNMENT

Owners and payees may assign their rights and interests under a Qualified Contract only in certain narrow circumstances referred to in the contract. Owners and other payees may assign their rights and interests under Non-Qualified Contracts, including their ownership rights.

We take no responsibility for the validity of any assignment. Owners and payees must make a change in ownership rights in writing and send it to our home office. The change will be effective on the date made, although we are not bound by a change until the date we record it.

The rights under a contract are subject to any assignment of record at our home office. An assignment or pledge of a contract may have adverse tax consequences. See below under "Federal Tax Matters".

BENEFICIARY

You may name or change a beneficiary or a contingent beneficiary before the annuity commencement date. You must send a written request of the change to Fortis Benefits. Certain retirement programs may require spousal consent to name or change a beneficiary. Applicable tax laws and regulations may limit the right to name a beneficiary other than the spouse. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving the written request. We also need the consent of any irrevocably named person before making a requested change.

Upon the death of an owner, or Annuitant, if the owner is a non-natural person, prior to the annuity commencement date, the beneficiary will be deemed as follows:

     - If there is any surviving owner, the surviving owner will be the beneficiary (this overrides any other beneficiary designation).

     - If there is no surviving owner, the beneficiary will be the beneficiary designated by the owner.

     - If there is no surviving owner and no surviving beneficiary who has been designated by the owner, then the estate of the last surviving owner will be the beneficiary.

REPORTS

We will mail to the owner (or to the person receiving payments during the Annuity Period), at the last known address of record, any report and communication required by any applicable law or regulation. You should therefore give us prompt written notice of any address change. This will include annual audited financial statements of the portfolios, but not necessarily of the Variable Account or Fortis Benefits.

RIGHTS RESERVED BY FORTIS BENEFITS

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of owners and Annuitants or would be appropriate in carrying out the purposes of the contracts. We will make any change only as permitted by applicable laws. We will obtain your approval of the changes and approval from any appropriate regulatory authority if required by law. Examples of the changes we may make include:

     - To operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

     - To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account; or to add, combine, or remove subaccounts in the Variable Account.

     - To substitute, for the portfolio shares held in any subaccount, the shares of another portfolio or the shares of another investment company or any other investment permitted by law.

     - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

     - To change the time or time of day at which a Valuation Date is deemed to have ended.

     - To make any other necessary technical changes in the contract in order to conform with any action the above provisions permit us to take, including to change the way we assess charges, but without increasing as to any then outstanding contract the aggregate amount of the types of charges that we have guaranteed.

DISTRIBUTION

Fortis Investors, Inc. ("Fortis Investors") is the principal underwriter of the contracts. The contracts will be sold by individuals who are licensed by state insurance authorities to sell the contracts of Fortis Benefits, and (1) are registered representatives of Fortis Investors, or (2) are registered representatives of other broker-dealer firms or (3) are representatives of other firms that are exempt from broker dealer regulation. Fortis Investors and any other broker-dealer firms are (1) registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as broker-dealers, and (2) members of the National Association of Securities Dealers, Inc.

Fortis Investors will pay an allowance to its registered representatives and selling brokers in varying amounts. Fortis Investors does not expect the allowances under normal circumstances to exceed 2.15% of purchase payments plus a servicing fee of 1% of contract value per year, starting in the second contract year.

Fortis Investors may, under certain flexible compensation arrangements, pay lesser or greater selling allowances and larger or smaller service fees to its registered representatives and other broker dealer firms than as set forth above. However, in such case, such flexible compensation arrangements will have actuarial present values that are approximately equivalent to the amounts of the selling allowances and service fees set forth above. Additionally, registered representatives, broker-dealer firms and exempt firms may qualify for additional compensation based upon meeting certain production standards. Fortis Investors may charge back commissions paid to others if the contract upon which the commission was paid is surrendered or cancelled within certain specified time periods.


Fortis Benefits paid a total of $32,874,801, $48,774,402 and $XXX to Fortis Investors for annuity contract distribution services during 1998, 1999 and 2000 respectively, $5,389,151 of which in 1998, $7,643,966 in 1999 and $XXX in 2000 was not reallowed to other broker-dealers or exempt firms. In the distribution agreement, Fortis Benefits has agreed to indemnify Fortis Investors (and its agents, employees, and controlling persons) for certain damages and expenses, including those arising under federal securities laws.


Fortis Benefits or Fortis Investors may also provide additional compensation to broker-dealers in connection with sales of contracts. Compensation may include financial assistance to broker-dealers in connection with (1) conferences, (2) sales or training programs for their employees, (3) seminars for the public, (4) advertising, (5) sales campaigns regarding contracts, and (6) other broker-dealer sponsored programs or events. Compensation may also include trips taken by invited sales representatives and their family members to locations within or without the United States for business meetings or seminars. Fortis Benefits or Fortis Investors may pay travel expenses that arise from these trips.

See the Notes to Fortis Benefits' Financial Statements as to amounts it has paid to Fortis, Inc. for various services.

Fortis Investors is an indirect subsidiary of Fortis (NL)N.V. and Fortis (B). Fortis Investors is under common control with Fortis Benefits. Fortis Investors' principal business address is the same as that of our home office. Fortis Investors is not obligated to sell any specific amount of interests under the contracts. $45,000,000 of interests in the fixed account and an indefinite amount of interests in the Variable Account have been registered with the Securities and Exchange Commission.

FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes. These rules are based on laws, regulations and interpretations that are subject to change at any time. This summary is not comprehensive. We do not intend it as tax advice. Federal estate and gift tax considerations, as well as state and local taxes, may also be material. You should consult a qualified tax adviser as to the tax implications of taking any action under a contract or related retirement plan.

NON-QUALIFIED CONTRACTS

Section 72 of the Internal Revenue Code ("Code") governs the taxation of annuities in general. Neither you nor any other person may exclude or deduct purchase payments under Non-Qualified Contracts from gross income. However, you are not currently taxed, until receipt, on any increase in the accumulated value of a Non-Qualified Contract that results from (1) the investment performance of the Variable Account, or (2) interest credited to the fixed account. Owners who are not natural persons are taxed annually on any increase in the contract value subject to exceptions. You may wish to discuss this with your tax adviser.

The following discussion applies generally to contracts owned by natural persons.

In general, surrenders or partial withdrawals under contracts are taxed as ordinary income to the extent of the accumulated income or gain under the contract. If you assign or pledge any part of the value of a contract, you pay on the value so pledged or assigned to the same extent as a partial withdrawal.

With respect to annuity payment options, the tax consequences may vary depending on the option elected under the contract. Until the "investment in the contract" is recovered, generally only the portion of the annuity payment that represents the amount by which the contract value exceeds the "investment in the contract" will be taxed. In general, "investment in the contract" is the aggregate amount of purchase payments made. After recovery of an Annuitant's or other payee's "investment in the contract," the full amount of any additional annuity payments is taxable.

For variable annuity payments, in general, the taxable portion of each annuity payment (prior to recovery of the "investment in the contract") is the amount of the payment less the nontaxable portion. The nontaxable portion of each payment is the "investment in the contract" divided by the total number of expected annuity payments.

For fixed annuity payments, in general, prior to recovery of the "investment in the contract," there is no tax on the amount of each payment that bears the same ratio to that payment as the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments. However, the remainder of each annuity payment is taxable. The taxable portion of a distribution (in the form of an annuity or a single sum payment) is taxed as ordinary income.

For purposes of determining the amount of taxable income resulting from distributions, all contracts and other annuity contracts we or our affiliates issue to you within the same calendar year will be treated as if they were a single contract.

You, or any other payee, will pay a 10% penalty on the taxable portion of a "premature distribution." Generally, an amount is a "premature distribution" unless the distribution is:

     - made on or after you or another payee reach age 59 1/2, or is

     - made to a beneficiary on or after your death, or is

     - made upon your disability or that of another payee, or is

     - part of a series of substantially equal annuity payments for your life or life expectancy, or is

     - part of a series of substantially equal annuity payments for the life or life expectancy of you and your beneficiary.

Premature distributions may result, for example, from:

     - an early annuity commencement date

     - an early surrender or partial surrender of a contract

     - an assignment of a contract

     - the early death of an Annuitant other than you or another person receiving annuity payments under the contract

If you transfer ownership of a contract, or designate an Annuitant or payee other than yourself, you may have certain income or gift tax consequences that are beyond the scope of this discussion. If you are contemplating any transfer or assignment of a contract, you should contact a competent tax adviser.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

In order that a Non-Qualified Contract be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires:

     - if any person receiving annuity payments dies on or after the annuity commencement date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the person's death; and

     - if you die prior to the annuity commencement date, the entire interest in the contract will be distributed:

     - within five years after your death, or

     - as annuity payments that will begin within one year of your death and will be made over your designated beneficiary's life or over a period not extending beyond the life expectancy of that beneficiary.

However, if the owner's designated beneficiary is the surviving spouse, the surviving spouse may continue the contract as the new contract owner. Where the owner or other person receiving payments is not a natural person, the required distributions under Section 72(A) apply on the death of the primary Annuitant.

The Internal Revenue Service has not issued regulations interpreting the requirements of Section 72(s) (although it has issued proposed regulations interpreting similar requirements for qualified plans). We intend to review and modify the contract if necessary to ensure that it complies with the requirements of Section 72(s) when clarified by regulation or otherwise.

Generally, the above requirements will be satisfied with a single sum payment where the death occurs prior to the annuity commencement date. A single sum payment will be subject to proof of the owner's death. The beneficiary, however, may elect by written request to receive an annuity option instead of a lump sum payment. However, if the election is not made within 60 days of the date the single sum death benefit otherwise becomes payable, the IRS may disregard the election for tax purposes and tax the beneficiary as if a single sum payment had been made.

QUALIFIED CONTRACTS

The contracts may be used with several types of tax-qualified plans. The tax rules applicable to owners, Annuitants, and other payees vary according to the type of plan and the terms and conditions of the plan itself. In general, purchase payments made under a tax qualified plan on your behalf are excludable from your gross income during the Accumulation Period. The portion, if any, of any purchase payment that is not excluded from your gross income during the Accumulation Period constitutes your "investment in the contract".

When annuity payments begin, you will receive back your "investment in the contract" if any, as a tax-free return of capital. The Code provides which portion of each payment is taxable and which portion is tax free. These rules may vary depending on the type of tax qualified plan.

The contracts are available in connection with the following types of retirement plans:

     - Section 403(b) annuity plans for employees of certain tax-exempt organizations and public education institutions;

     - Section 401 or 403(a) qualified pension, profit-sharing, or annuity plans;

     - Individual retirement annuities ("IRAs") under Section 408(b);

     - Simplified employee pension plans ("SEPs") under Section 408(k);

     - SIMPLE IRA Plans under Section 408(p); and

     - Section 457 unfunded deferred compensation plans of tax-exempt organizations and private employer unfunded deferred compensation plans.

The tax implications of these plans are further discussed in the Statement of Additional Information under the heading "Taxation Under Certain Retirement Plans".

WITHHOLDING

Annuity payments and other amounts received under contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Despite the recipient's election, the Code may require withholding from certain payments outside the United States. The Code may also require withholding from certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require us to disregard the recipient's election if the recipient fails to supply us with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies us that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code that set forth diversification requirements for investments underlying Non-Qualified Contracts. We believe that the investments will satisfy these requirements. Failure to do so would result in immediate taxation to you or another person of all income credited to Non-Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause you or another person receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. We reserve the right to amend the contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if the Treasury Department considered such standards not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code. Moreover, your investment in the contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(b) PLANS

Section 403(b)(11) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

(1) elective contributions made for years beginning after December 31, 1988;

(2) earnings on those contributions; and

(3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, we may not distribute income attributable to elective contributions made after December 31, 1988.

FURTHER INFORMATION ABOUT FORTIS BENEFITS

GENERAL

We offer and sell insurance products, including fixed and variable life insurance policies, fixed and variable annuity contracts, and group life, accident and health insurance policies. We market our products to small businesses and individuals through a national network of independent agents, brokers, and financial institutions.

OWNERSHIP OF SECURITIES

All of Fortis Benefits' outstanding shares are owned by Interfinancial, Inc., which is itself wholly owned by Fortis, Inc., both having the address of One Chase Manhattan Plaza, New York, N.Y. 10005. Fortis, Inc., in turn is wholly owned by Fortis International, Inc., which is wholly owned by AMEV/VSB 1990 N.V., both of which share the same address with N.V. AMEV., Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands. AMEV/VSB 1990 N.V. is 50% owned by Fortis
(NL)N.V. and 50% owned, through certain subsidiaries, by Fortis (B), Boulevard Emile Jacqmain 53, 1000 Brussels, Belgium.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of Fortis Benefits. This summary has been derived in part from the financial statements of Fortis Benefits included elsewhere in this prospectus. You should read the following along with these financial statements.


                                                                               YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------------------
                    (IN THOUSANDS)                           2000          1999          1998          1997          1996
                    --------------                           ----          ----          ----          ----          ----
INCOME STATEMENT DATA
  Premiums and policy charges.........................                  $1,403,291    $1,299,770    $1,238,006    $1,295,878
  Net investment income...............................                     238,698       234,043       228,724       206,023
  Net realized gains (losses) on investment...........                      25,962        52,404        41,101        25,731
  Other income........................................                      53,848        44,671        36,458        31,725
                                                                        ----------    ----------    ----------    ----------
     TOTAL REVENUES...................................                  $1,721,799    $1,630,888    $1,544,289    $1,559,357
                                                                        ==========    ==========    ==========    ==========
  Total benefits and expenses.........................                  $1,598,266    $1,538,604    $1,442,059    $1,470,066
  Federal Income taxes................................                      40,327        30,402        35,120        31,099
  Net income..........................................                      83,206        61,882        67,110        58,192
BALANCE SHEET DATA
  Total assets........................................                  $9,610,139    $7,598,196    $6,819,484    $5,951,876
  Total liabilities...................................                   8,760,587     6,712,728     5,939,378     5,171,203
  Total shareholder's equity..........................                     849,552       885,468       880,106       780,673


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS


2000 COMPARED TO 1999



[TEXT TO COME]


1999 COMPARED TO 1998

REVENUES

The Company's major products are group disability and dental, group medical, group life, and annuity and individual life insurance coverages sold through a network of independent agents and brokers. In the fourth quarter of 1999, the Company assumed a block of business from an affiliated Company, United Family Life Insurance Company. This assumed business is primarily pre-need life insurance designed to pre-fund funeral expenses and is sold as individual and group life and annuity products. Pre-need business represents $36 million in gross premium in 1999. Group disability and dental, group medical, group life, annuity and individual life and pre-need represented 39%,32%, 18%, 8% and 3%, respectively of premium in 1999 and 38%, 36%, 19%, 7% and 0% respectively in 1998. The Company had less capital gains from fixed income investments in 1999 as compared to 1998. During 1999, the Company decreased its common stock holdings as a result of investment portfolio realignment which resulted in equity gains.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1999 and 1998 resulted in recognition of realized gains and losses upon sales of securities.

BENEFITS

The total year-to-date policyholder benefit to premium ratio decreased to 80% in 1999 from 83% in 1998. The group disability and dental, group medical, group life, annuity and individual life, and pre-need benefit to premium ratios for the year ended December 31, were 83%, 80%, 70%, 94%, and 87% respectively in 1999 and 83%, 85%, 73%, 108% and 0% respectively in 1998. The group medical business experienced a lower premium to benefit ratio due to rate increases and better management of claims. Group life had improved mortality in 1999. The annuity and individual life business also experienced strong market performance, in addition to lower interest crediting on the Company's interest sensitive and investment products.

EXPENSES

Commission rates have decreased from the levels in 1998. This is primarily due to changes in the mix of business by product lines as well as the change in first year versus renewal premiums.


The Company's general and administrative expense to premium ratio decreased slightly to 22% in 1999 down from 23% in 1998. A principal reason for this expense reduction is the combining of three group medical cost centers into one. The Company continued to monitor expenses, striving to improve the expense to premium ratio, while maintaining quality and timely services to policyholders.


MARKET RISK AND RISK MANAGEMENT

Interest rate risk is the Company's primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of insurance products and market value of investments. The yield realized on new investments generally increases or decreases in direct relationship with interest rate changes. The market value of the Company's fixed maturity and mortgage loan portfolios generally increases when interest rates decrease, and decreases when interest rates increase.

Interest rate risk is monitored and controlled through asset/ liability management. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. A major component of the Company's asset/liability management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of the Company's insurance liabilities. The Company uses computer models to perform simulations of the cash flow gener-ated from existing insurance policies under various interest rate scenarios. Information from these models is used in the determination of interest crediting strategies and investment strategies. The asset/liability management discipline includes strategies to minimize exposure to loss as market interest rates change. On the basis of these analyses, management believes there is no material solvency risk to the Company with respect to interest rate movements up or down of 100 basis points from year-end levels.

Equity market risk exposure is not significant. Equity investments in the general account are not material enough to threaten solvency and contractowners bear the investment risk related to the variable products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contractowners, not by the Company. The Company provides certain minimum death benefits that depend on the performance of the variable separate accounts. Currently the majority of these death benefit risks are reinsured which then protects the Company from adverse mortality experience and prolonged capital market decline.

LIQUIDITY AND CAPITAL RESOURCES

The market value of cash, short-term investments and publicly traded bonds and stocks is at least equal to all policyholder reserves and liabilities. The Company's portfolio is readily marketable and convertible to cash to a degree sufficient to provide for short-term needs. The Company consistently monitors its liability durations and invests assets accordingly. The Company has no material commitments or off-balance sheet financing arrangements, which would reduce sources of funds in the upcoming year.

The National Association of Insurance Commissioners has implemented risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. Based upon current calculations using these risk-based capital standards, the Company's percentage of total adjusted capital is in excess of ratios, which would require regulatory attention.


The Company's fixed maturity investments consisted of XX% investment grade bonds as of December 31, 2000 and the Company does not expect this percentage to change significantly in the future.


YEAR 2000

Introduction. The Company relies heavily on information technology (IT) systems to conduct its business. These IT systems include both internally developed and vendor-supplied systems. The company also relies on the non-IT systems including the embedded technology and facility related systems. In addition, the Company has business relationships with numerous entities including but not limited to financial institutions, financial intermediaries, third party administrators and other critical vendors as well as regulators and customers. These entities are themselves reliant on their IT systems to conduct their businesses. Therefore, there is a supply chain of dependency among and between all involved entities.

State of Readiness. In 1997, the Fortis parent company organized a multi-disciplinary Year 2000 Project Team (Team). The Company is part of the Team. The Team consists of employees at each subsidiary, audit, legal and outside consultants. The Team has developed and executed a comprehensive plan
(Plan) designed to make the Company's IT systems Year 2000 ready. The Plan covered four stages including (i) inventory, (ii) assessment, (iii) programming, and (iv) testing and certification. Programming, testing and certification of all systems and applications were completed in December, 1999; therefore, the Company has completed its Plan. The Company also inventoried its various facility locations and the systems that related thereto, including embedded technologies. These areas were also part of the Plan and were completed.

The Company identified third parties with which they have a material relationship in both sending and receiving information from those entities, with respect to current Year 2000 readiness. This action has also been completed as part of the Plan.

Costs. The cost of the Company's portion of the Year 2000 project is estimated at $26.9 million (pre-tax) and is being funded through operating cash flows. Total Year 2000 project costs are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. Costs to upgrade and replace systems in the normal course of business are not included in this estimate. For the year ended December 31, 1999, approximately $11.4 million (pre-tax) was expensed by the Company.

Risks. The Company limited the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 project and those of its critical external relationship (both I/T and non-I/T) and by developing contingency/recovery plans. Those contingency plans identified the mission critical systems and relationships and put action plans in place to address a Year 2000 issue. To date, none of the contingency plans have been implemented. In addition, no significant Year 2000 issue has arisen which has had a material adverse effect on the Company's results of operations, liquidity or financial condition

Contingency Plans. Consistent with prudent due diligence efforts, the Company defined contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999, should there have been or in the future, be, an unexpected system failure. The Company developed plans that are designed to reduce the negative impact on the Company, and provide methods of returning to normal operations, if failure occurs.

VOTING PRIVILEGES

In accordance with our view of current applicable law, we will vote shares of each of the portfolios attributable to a contract at regular and special meetings of the shareholders of the portfolios. We will vote those shares in proportion to instructions we receive from the persons having the voting interest in the contract as of the record date for the corresponding portfolio shareholders meeting. Owners have the voting interest during the Accumulation Period, persons receiving annuity payments have the voting interest during the Annuity Period, and beneficiaries have the voting interest after the death of the Annuitant or owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpreta-tion thereof should change, and as a result we determine that we are permitted to vote shares of the portfolios in our own right, we may elect to do so.

We determine the number of shares of a portfolio attributable to a contract as follows:

     - During the Accumulation Period, we divide the amount of contract value in a subaccount by the net asset value of one share of the portfolio corresponding to that subaccount. We make this calculation as of the record date for the applicable portfolio.

     - During the Annuity Period, or after the death of the Annuitant or owner, we make a similar calculation. However, for subaccount value we use the liability for future variable annuity payments allocable to that subaccount as of the record date for the applicable portfolio. We calculate the liability for future variable annuity payments on the basis of the following on the record date:

     - mortality assumptions,

     - the assumed interest rate used in determining the number of Annuity Units under the contract, and

     - the applicable Annuity Unit value

During the Annuity Period, the number of votes attributable to a contract will generally decrease since funds set aside to make the annuity payments will decrease.

We will vote shares for which we have not received timely instructions, and any shares attributable to excess amounts we have accumulated in the related subaccount, in proportion to the voting instructions which we receive for all contracts and other variable annuity contracts participating in a portfolio. To the extent that we or any affiliated company holds any shares of a portfolio, those shares will be voted in the same proportion as instructions for that portfolio from all our policy holders holding voting interests in that portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of owners in such other separate accounts. This diminishes the relative voting influence of the contracts.

Each person having a voting interest in a subaccount of the Variable Account will receive proxy material, reports and other materials relating to the appropriate portfolio. Under the procedures described above, these persons may give instructions regarding:

     - the election of the Board of Directors of the portfolios,

     - ratification of the selection of a portfolio's independent auditors,

     - the approval of the investment managers of a portfolio,

     - changes in fundamental investment policies of a portfolio, and

     - all other matters that are put to a vote of portfolio shareholders


OTHER INFORMATION


We have filed Registration Statements with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the contracts discussed in this prospectus. We have not included in the prospectus all of the information set forth in the Registration Statement, amendments, and exhibits thereto. We intend statements contained in this prospectus about the content of the contracts and other legal instruments to be summaries. For a complete statement of the terms of these documents, you should refer to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

Fortis Benefits and the Variable Account.......
Calculation of Annuity Payments................
Postponement of Payments.......................
Services.......................................
  - Safekeeping of Variable Account Assets.....
  - Experts....................................
  - Principal Underwriter......................
Taxation Under Certain Retirement Plans........
Withholding....................................
Other Information..............................
Variable Account Financial Statements..........
APPENDIX A--Performance Information............

FORTIS BENEFITS FINANCIAL STATEMENTS

The financial statements of Fortis Benefits that are included in this prospectus should be considered primarily as bearing on our ability to meet our obligations under the contracts. The contracts are not entitled to participate in our earnings, dividends or surplus.


[FINANCIALS TO BE FILED


BY AMENDMENT]

APPENDIX A--SAMPLE MARKET VALUE ADJUSTMENT CALCULATIONS

The formula which will be used to determine the Market Value Adjustment is:

                 1 + I           n/12
              ------------               - 1
         (    1 + J + .005  )

Sample Calculation 1: Positive Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment

                   1 + .08           60/12
$10,000 X       --------------                - 1         = $234.73
           [(   1 + .07 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $10,234.73

Sample Calculation 2: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Existing Guarantee Period                                7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    9%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                   1 + .08           60/12
$10,000 X       --------------                - 1         = -$666.42
           [(   1 + .09 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $9,333.58

Sample Calculation 3: Negative Adjustment

Amount withdrawn or transferred                          $10,000
Guarantee Period                                         7 years
Time of withdrawal or transfer                           beginning of 3rd year of Existing Guarantee Period
Guaranteed Interest Rate (I)                             8%*
Guaranteed Interest Rate for new 5-year guarantee (J)    7.75%*
Remaining Guarantee Period (N)                           60 months
Market Value Adjustment:

                    1 + .08            60/12
$10,000 X       ----------------                - 1         = -$114.94
           [(   1 + .0775 + .005  )                  ]

    Amount transferred or withdrawn (adjusted for Market Value Adjustment):
                                   $9,885.06
------------------------------
* Assumed for illustrative purposes only.

APPENDIX B--SAMPLE DEATH BENEFIT CALCULATIONS

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 3RD CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $20,000      $32,000
Death Benefit is larger of a, and b                              $30,000      $32,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 5TH CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $34,000      $32,000
  c. 5 Year Ratchet Option Value                                 $34,000      $32,000
Death Benefit is larger of a, b, and c                           $34,000      $32,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 7TH CONTRACT ANNIVERSARY                   ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $32,000      $40,000
  c. 5 Year Ratchet Option Value                                 $33,000      $32,000
Death Benefit is larger of a, b, and c                           $33,000      $40,000

                                                                EXAMPLE 1    EXAMPLE 2
DATE OF DEATH IS THE 10TH CONTRACT ANNIVERSARY                  ---------    ---------
  a. Purchase Payments Made Prior to Date of Death               $30,000      $30,000
  b. Contract Value on Date of Death                             $32,000      $38,000
  c. 5 Year Ratchet Option Value                                 $32,000      $38,000
Death Benefit is larger of a, b, and c                           $32,000      $38,000

APPENDIX C--EXPLANATION OF EXPENSE CALCULATIONS

The expense for a given year is calculated by multiplying the projected beginning of the year policy value by the total expense rate. The total expense rate is the sum of the variable account expense rate plus the total Portfolio expense rate plus the annual administrative charge rate.

The policy values are projected by assuming a single payment of $1,000 grows at an annual rate equal to 5% reduced by the total expense rate described above.

For example, the 3 year expense for the Growth Stock Series is calculated as follows:


--------------------------------------------------------------------------------
         Total Variable Account Annual Expenses                        1.25%
--------------------------------------------------------------------------------
     +   Total Series Fund Operating Expenses
--------------------------------------------------------------------------------
     +   Annual Administrative Charge Rate (See Below)
--------------------------------------------------------------------------------
     =   Total Expense Rate
--------------------------------------------------------------------------------



The Annual Administrative Charge Rate is calculated by dividing the total Annual Contract Charges we collected in 2000 on similar policies by the average policy value in force in 2000 on these similar policies.


Year 1 Beginning Policy Value = $1000.00

Year 1 Expense = 1000.00 x        = $



Year 2 Beginning Policy Value = $


Year 2 Expense =        x        = $



Year 3 Beginning Policy Value = $


Year 3 Expense =        x        = $



So the cumulative expenses for years 1-3 for the Growth Stock Series are equal
to $     + $     + $     = $

APPENDIX D--PRO RATA ADJUSTMENTS

Pro rata adjustments are made for withdrawals in calculating the death benefit payable under the contract. The benefit is described under the section of this prospectus entitled "Benefit Payable on Death of Contract Owner (or Annuitant)".

A pro rata adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the contract value. Pro rata adjustments are made for amounts withdrawn for partial surrenders and surrender charges, but not for any contract fee-related surrenders.

Under the death benefit set forth as (2) in "Benefit Payable on Death of Contract Owner (or Annuitant)", the pro rata adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the aggregate amount of all prior purchase payments less pro rata adjustments for all prior withdrawals

Under the death benefit set forth as (3) in "Benefit Payable on Death of Contract Owner (or Annuitant)", the pro rata adjustment for a given withdrawal is equal to:

     (a) the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c) the quantity equal to:

         (i) the contract value on the anniversary, plus

         (ii) purchase payments made since the anniversary and before withdrawal, minus

        (iii) pro rata adjustments for withdrawals made since the anniversary and before the given withdrawal.

                               CERTIFICATES UNDER
                            FLEXIBLE PREMIUM DEFERRED
                COMBINATION VARIABLE AND FIXED ANNUITY CONTRACTS
                         FORTIS EMPOWER VARIABLE ANNUITY


                                    Issued by

                        FORTIS BENEFITS INSURANCE COMPANY


                       STATEMENT OF ADDITIONAL INFORMATION

                                   MAY 1, 2001

This Statement of Additional Information is not a Prospectus. It is intended that this Statement of Additional Information be read in conjunction with the Prospectus for certificates under flexible premium deferred combination variable and fixed annuity contracts ("Certificates"), dated May 1, 2001. A copy of the Prospectus may be obtained without charge from Fortis Investors, Inc. 1-800-800-2638, mailing address: P.O. Box 64272, St. Paul, MN 55164. You have the option of receiving benefits under a Certificate through Fortis Benefits' Variable Account D or through Fortis Benefits' Fixed Account.

TABLE OF CONTENTS


Fortis Benefits and the Variable Account.......................................2
Calculation of Annuity Payments................................................2
Postponement of Payments.......................................................3
Services.......................................................................3
-    Safekeeping of Variable Account Assets....................................3
-    Experts...................................................................4
-    Principal Underwriter ....................................................4
Limitation on Allocations......................................................4
Taxation Under Certain Retirement Plans........................................4
Withholding....................................................................9
Variable Account Financial Statements..........................................9
Appendix A -- Performance Information........................................A-1

In order to supplement the description in the Prospectus, the following provides additional information about the Certificates and other matters which may be of interest to you. Terms used in this Statement of Additional Information have the same meanings as are defined in the Prospectus under the heading "Special Terms Used in This Prospectus."

FORTIS BENEFITS AND THE VARIABLE ACCOUNT

Fortis Benefits Insurance Company, the issuer of the Certificates, is a Minnesota corporation qualified to sell life insurance and annuity contracts in the District of Columbia and in all states except New York. Fortis Benefits is a wholly-owned subsidiary of Interfinancial, Inc., a stock company organized under the laws of Georgia, which itself is a wholly-owned subsidiary of Fortis, Inc. Fortis, Inc. is a corporation based in New York, which manages the United States operations of Fortis (NL) N.V. and Fortis (B).

Fortis (NL) N.V. has been in business since 1847 and is a publicly-traded, multi-national insurance, real estate, and financial services group headquartered in The Netherlands. It is one of the largest holding companies in Europe, with subsidiary companies in twelve countries on four continents. Fortis
(NL) N.V. is the third largest insurance company in the Netherlands.

Fortis (B) is a multi-national insurance, real estate and financial services firm that has been in business since 1824. It has subsidiary companies in eight countries. Fortis (B) is one of the largest life insurance companies in Belgium. Fortis (NL) N.V. and Fortis (B) have combined assets of approximately $406 billion.

The assets allocated to the Variable Account are the exclusive property of Fortis Benefits. Registration of the Variable Account under the Investment Company Act of 1940 does not involve supervision of the management or investment practices or policies of the Variable Account or of Fortis Benefits by the Securities and Exchange Commission. Fortis Benefits may accumulate in the Variable Account proceeds from charges under the Certificates and other amounts in excess of the Variable Account assets representing reserves and liabilities under Certificates and other variable annuity contracts issued by Fortis Benefits. Fortis Benefits may from time to time transfer to its General Account any of such excess amounts.

Best's Insurance Reports has assigned Fortis Benefits a rating of A (Excellent) for financial position and operating performance. This rating represents such rating agencies' independent opinion of Fortis Benefits' financial strength and ability to meet policy holder obligations, but have no relevance to the performance and quality of the assets in Subaccounts of the Variable Account.

On April ___, 2001, The Hartford Financial Services Group ("Hartford") acquired certain business units of Fortis Benefits Insurance Company, including the facilities and personnel of Fortis Benefits responsible for the administration of the contracts. This was part of a larger transaction whereby Hartford acquired all of the individual life insurance and annuity business of Fortis Benefits for $___ billion. The transaction was generally in the form of an indemnity reinsurance arrangement, under which Hartford Life and Annuity Insurance Company ("Hartford L&A"), a subsidiary of Hartford, contractually assumed from Fortis Benefits certain contract owner liabilities and obligations, although Fortis Benefits remains directly obligated to contract owners.

As part of this transaction, Fortis Benefits contracted the administrative servicing obligations for the contracts to Hartford L&A. Although Fortis Benefits remains responsible for all contract terms and conditions, Hartford L&A is responsible for servicing the contracts, including the payment of benefits, oversight of investment management (i.e., the Portfolios) and overall contract administration. Additionally, as part of the transaction, Hartford Life and Accident, another subsidiary of Hartford, purchased all of the stock of Fortis Advisers, Inc., the investment manager for the Portfolios and Fortis Investors, Inc., the principal underwriter of the contracts.

CALCULATION OF ANNUITY PAYMENTS

FIXED ANNUITY OPTION

The amount of each annuity payment under a Fixed Annuity Option is fixed and guaranteed by Fortis Benefits. Monthly fixed annuity payments will start as of the end of the Valuation Period that contains the Annuity Commencement Date. At that time, the Certificate Value , after any Market Value Adjustment, is computed and that portion of the Certificate Value which will be applied to the Fixed Annuity Option selected is determined. The amount of the first monthly payment under the Fixed Annuity Option selected will be at least as large as would result from using the annuity tables contained in the Certificate to apply such amount of Certificate Value to the annuity form selected. The dollar amounts of any fixed annuity payments after the first are specified during the entire period of annuity payments according to the provisions of the annuity form selected.

VARIABLE ANNUITY OPTION

Annuity Units. To the extent a Variable Annuity Option has been selected, we convert the Accumulation Units for each Subaccount of the Variable Account into Annuity Units for each Subaccount at their values determined as of the end of the Valuation Period which contains the Annuity Commencement Date. As of such time, any Fixed Account Value to be applied to a Variable Annuity Option is also converted, after any Market Value Adjustment, to Annuity Units in the Subaccounts selected based on the then-current Annuity Unit value. The initial number of Annuity Units in each Subaccount is determined by dividing the amount of the initial monthly variable annuity payment (see "Variable Annuity Option -- Variable Annuity Payments," below) allocable to that Subaccount by the value of one Annuity Unit in that Subaccount as of the time of the conversion. The number of Annuity Units for each Subaccount will remain constant, as long as an annuity remains in force and the allocation among the Subaccounts has not changed.

The value of each Subaccount's Annuity Units will vary to reflect the investment experience of the Subaccount as well as charges deducted from the Subaccount. The value of each Subaccount's Annuity Units is equal to the prior value of the Subaccount's Annuity Units multiplied by the net investment factor for that Subaccount (discussed in the Prospectus under "Certificate Value") for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of the Certificate.

Variable Annuity Payments. Variable annuity payments start at the end of the Valuation Period that contains the Annuity Commencement Date, and will vary in amount as the related Annuity Unit values vary. The amount of the first monthly payment is shown on the annuity tables contained in the Certificate for each $1,000 of Certificate Value applied to the Variable Annuity Option selected as of the end of such Valuation Period. The first variable annuity payment is, in effect, allocated among the Subaccounts in the same proportion as the Certificate Value is allocated among the Subaccounts upon commencement of annuity payments.

Payments after the first will vary in amount and are determined on the first Valuation Date of each subsequent monthly period. If the monthly payment under the annuity form selected is based on the value of Annuity Units of a single Subaccount, the monthly payment is found by multiplying the number of the Certificate's Annuity Units for the Subaccount by the Annuity Unit value of such Subaccount as of the first Valuation Date in each monthly period following the Annuity Commencement Date. If the monthly payment under the Variable Annuity Option selected is based upon the value of Annuity Units in more than one Subaccount, this is repeated for each applicable Subaccount. The sum of these payments is the variable annuity payment.

GENDER OF ANNUITANT

The amount of each annuity payment ordinarily will be higher for a male Annuitant than for a female Annuitant with an otherwise identical Certificate. This is because, statistically, females tend to have longer life expectancies than males. However, there will be no differences between male and female Annuitants in any jurisdiction, including Montana, where such differences are not permitted. We will also make available Certificates with no such differences in connection with certain employer-sponsored benefit plans. Employers should be aware that, under most such plans, Certificates that make distinctions based on gender are prohibited by law.

POSTPONEMENT OF PAYMENTS

With respect to amounts in the Subaccounts of the Variable Account, payment of any amount due upon a total or partial surrender, death or under an annuity option will ordinarily be made within seven days after all documents required for such payment are received by Fortis Benefits at its Home Office. However, Fortis Benefits may defer the determination, application or payment of any death benefit, transfer, partial or total surrender or annuity payment, to the extent dependent on Accumulation or Annuity Unit Values, for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission, for any period during which any emergency exists as a result of which it is not reasonably practicable for Fortis Benefits to determine the investment experience for the Certificate, or for such other periods as the Securities and Exchange Commission may by order permit for the protection of investors.


SERVICES

SAFEKEEPING OF VARIABLE ACCOUNT ASSETS

Title to the assets of the Variable Account is held by Fortis Benefits. The assets of the Variable Account are kept segregated and held separate and apart from Fortis Benefits' other assets. Fortis Advisers, Inc., an affiliate of Fortis Benefits, maintains records of all purchases and redemptions of shares of Fortis Series Fund, Inc. held by each of the Subaccounts of the Variable Account.

EXPERTS

The financial statements of Fortis Benefits Insurance Company at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and the statements of net assets of Fortis Benefits Insurance Company Variable Account D at December 31, 2000 and the related statements of changes in net assets for each of the two years in the period ended December 31, 2000, appearing in the Prospectus, this Statement of Additional Information and Registration Statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such authority as experts in accounting and auditing.

PRINCIPAL UNDERWRITER

Fortis Investors, Inc. ("Fortis Investors"), the principal underwriter of the Certificates, is a Minnesota corporation and a member of the Securities Investors Protection Corporation. The offering of the Certificates is continuous, and Fortis Investors does not anticipate discontinuing the offering of the Certificates, although it reserves the right to do so. Certificates generally will be issued for Participants from ages zero to ninety in all states except New York.

LIMITATIONS ON ALLOCATIONS

Under the Certificate, Fortis Benefits reserves the right to control the amount of any assets in any investment alternative. Pursuant to this authority, Fortis Benefits has established the following administrative procedures for the protection of the interests of all investors participating in Fortis Series'
Portfolios: a Participant may not invest, allocate, transfer or exchange Certificate Value into any Subaccount if the value allocated to the Subaccount under the Certificate (and under any other insurance or annuity contracts directly or indirectly controlled by the same person, jointly or individually) would immediately thereafter equal 25% or more of the related Fortis Series Portfolio's net assets. Fortis Benefits reserves the right to modify these procedures at any time.

TAXATION UNDER CERTAIN RETIREMENT PLANS

Federal income tax information concerning the purchase of Certificates for specific types of retirement plans is set forth below. You should also refer to "Federal Tax Matters" in the Prospectus. The tax information provided is not comprehensive, and you should consult a qualified tax adviser before taking any action in connection with a retirement plan.

SECTION 403(B) ANNUITIES FOR EMPLOYEES OF CERTAIN TAX-EXEMPT ORGANIZATIONS OR PUBLIC EDUCATIONAL INSTITUTIONS

Purchase Payments. Under Section 403(b) of the Internal Revenue Code ("Code"), payments made by certain employers (i.e., tax-exempt organizations meeting the requirements of Section 501(c)(3) of the Code, or public educational institutions) to purchase Certificates for their employees are excludible from the gross income of employees to the extent that such aggregate purchase payments do not exceed certain limitations prescribed by the Code. This is the case whether the purchase payments are a result of voluntary salary reduction amounts or employer contributions. Salary reduction payments are, however, subject to FICA (social security) taxes.

Taxation of Distributions. Distributions from a Section 403(b) tax-deferred annuity are taxed as ordinary income to the recipient as described under "Federal Tax Matters" in the Prospectus. Taxable distributions received before the employee attains age 59 1/2 generally are subject to a 10% penalty tax in addition to regular income tax. Certain distributions are excepted from this penalty tax, including distributions following the employee's death, disability, separation from service after age 55, separation from service at any age if the distribution is in the form of an annuity for the life (or life expectancy) of the employee (or the employee and Beneficiary) and distributions not in excess of deductible medical expenses. In addition, no distributions of voluntary salary reduction amounts will be permitted prior to one of the following events: attainment of age 59 1/2 by the employee or the employee's separation from service, death, disability or hardship. (Hardship distributions will be limited to the lesser of the amount of the hardship or the amount of salary reduction contributions, exclusive of earnings thereon.)

Required Distributions. Generally, distributions from Section 403(b) annuities must commence not later than April 1 of the calendar year following the calendar year in which the employee attains age 70, and such distributions must be made over a period that does not exceed the life expectancy of the employee (or the employee and Beneficiary). A penalty tax of 50% would be imposed on any amount by which the minimum required distribution in any year exceeded the amount actually distributed in that year. In addition, in the event that the employee dies before his or her entire interest in the Certificate has been distributed, the employee's entire interest must be distributed in accordance with rules similar to those applicable upon the death of the Participant or Payee in the case of a Non-Qualified Certificate, as described in the Prospectus. Certain of these and other provisions are incorporated in a special endorsement attached to Certificates that are intended to qualify under Section 403(b), and reference should be made to that endorsement for its complete terms.

Tax-Free Exchanges and Rollovers. The Code provides for the tax-free transfer of one Section 403(b) annuity for another Section 403(b) annuity, and the IRS has ruled (Revenue Ruling 90-24) that amounts transferred may qualify as tax-free transfers under certain circumstances. In addition, Section 403(b)(8) of the code permits tax-free rollovers from Section 403(b) programs to individual retirement annuities or other Section 403(b) programs under certain circumstances.

SECTION 401 QUALIFIED PENSION, PROFIT-SHARING OR ANNUITY PLANS

Purchase Payments. Subject to certain limitations prescribed by the Code, purchase payments made by an employer (or a self-employed individual) under a pension, profit-sharing or annuity plan qualified under Section 401 or Section 403(a) of the Code are generally deductible by the employer and excluded from the taxable income of the employee for federal income tax purposes, whether made under a salary reduction agreement or directly by employer contributions. Salary reduction payments are, however, subject to FICA (social security) taxes. Purchase payments made directly by an employee generally are made on an after-tax basis.

Taxation of Distributions. Distributions from Certificates purchased under these qualified plans are taxable as ordinary income, except to the extent allocable to an employee's after-tax contributions, as described under "Federal Tax Matters -- Qualified Plans," in the Prospectus. However, if an employee or other payee receives a "lump sum" distribution, as defined in the Code, from an exempt employees' trust, the taxable portion of the distribution may be subject to special tax treatment. For most individuals receiving lump sum distributions after attaining age 59 1/2, the rate of tax may be determined under a special 5-year income averaging provision. Those who attained age 50 by January 1, 1986 may instead elect to use a 10-year income averaging provision based on the income tax rates in effect for 1986. Taxable distributions received prior to attainment of age 59 1/2 under a Certificate purchased under a qualified plan are subject to the same 10% penalty tax (and the same exceptions) as described above with respect to Section 403(b) annuities.

Required Distributions. The minimum distribution requirements for these qualified plans are generally the same as described above with respect to
Section 403(b) annuities.

Tax-Free Rollovers. If, within 60 days of receipt, an employee who receives a single sum distribution transfers all of the taxable amount received to another plan qualified under Section 401 or 403(a), or to an individual retirement account or annuity as provided for under the Code, the transferred amount will not be taxed in the year of distribution. Certain "partial" distributions may also qualify for tax-free rollover treatment, but only if transferred to an individual retirement account or annuity. However, income tax may be withheld from the distribution unless the distribution is transferred directly from the qualified plan to the individual retirement account or individual retirement annuity.

INDIVIDUAL  RETIREMENT ANNUITIES

Purchase Payments. Individuals may make contributions for individual retirement annuity ("IRA") Contracts. Deductible contributions for any year may be made up to the lesser of $2,000 or 100% of compensation for individuals who (1) are not (and whose spouses are not) active participants in another retirement plan, (2) are unmarried and have adjusted gross income of $25,000 or less, or (3) are married and have adjusted gross income of $40,000 or less. An individual may also establish an IRA for his or her spouse if they file a joint return for the taxable year and his or her spouse earns less than the individual does for that year. The annual purchase payments for both spouses' Contracts cannot exceed the lesser of $4,000 or 100% of the couple's combined earned income, and no more than $2,000 may be contributed to either spouse's IRA for any year. Individuals who are active participants in other retirement plans and whose adjusted gross income (with certain special adjustment) exceed the cut-off point ($25,000 for unmarried, $40,000 for married persons filing jointly, and $0 for married persons filing a separate return) by less than $10,000 are entitled to make deductible IRA contributions in proportionately reduced amounts. For example, a married individual who is an active participant in another retirement plan and files a separate tax return is entitled to a partial IRA deduction if the individual's adjusted gross income is less than $10,000 and no IRA deduction if his or her adjusted gross income is equal to or greater than $10,000.

An individual may make non-deductible IRA contributions to the extent of (1) the lesser of $2,000 ($4,000 in the case of a spousal IRA) or 100% of compensation over (2) the IRA deductible contribution made with respect to the individual.

An individual may not make any contributions to his/her own IRA for the year in which he/she reaches age 70 1/2 or for any year thereafter. Contributions to a spouse's IRA may not be made for any year in which that spouse reaches age 70 1/2 or for any year thereafter.

Taxation of Distributions. Distributions from IRA Contracts are taxed as ordinary income to the recipient, although special rules exist for the tax-free return of non-deductible contributions. In addition, taxable distributions received under an IRA Contract prior to age 59 1/2 are subject to a 10% penalty tax in addition to regular income tax. Certain distributions are exempted from this penalty tax including distributions following the owner's death or disability or distribution in the form of an annuity for the life (or life expectancy) of the owner (or the owner and beneficiary), or distributions not in excess of deductible medical expenses or certain distributions to pay health insurance premiums after an extended period of unemployment.

Required Distributions. The minimum distribution requirements for IRAs are generally the same as described above with respect to Section 403(b) annuities. Certain of these and other provisions are incorporated in a special endorsement attached to IRA Certificates, and reference should be made to that endorsement for its complete terms.

Tax-Free Rollovers. The Code permits funds to be transferred in a tax-free rollover from a qualified employer pension, profit-sharing, annuity, bond purchase or tax-deferred annuity plan to an IRA Certificate if certain conditions are met, and if the rollover of assets is completed within 60 days after the distribution from the qualified plan is received. In addition, not more frequently than once every twelve months, amounts may be rolled over tax-free from one IRA to another, subject to the 60-day limitation and other requirements. The once-per-year limitation on rollovers does not apply to direct transfers of funds between IRA custodians or trustees.

SIMPLIFIED EMPLOYEE PENSION PLANS

Purchase Payments. Under Section 408(k) of the Code, employers may establish a type of IRA plan referred to as a simplified employee pension plan (SEP). Employer contributions to a SEP cannot exceed the lesser of $24,000 or 15% of the employee's earned income. Employees of certain small employers may have contributions made to a special kind of SEP (SARSEP) on their behalf on a salary reduction basis if the SARSEP plan was in effect on December 31, 1996. These salary reduction contributions may not exceed $9,500 in 1997, which is indexed for inflation. Employees of tax-exempt organizations and state or local government agencies have never been eligible for the salary reduction type of SEP.

Taxation of Distributions. Generally, distribution payments from SEPs are subject to the same distribution rules described above for IRAs.

Required Distributions. SEP distributions are subject to the same minimum required distribution rules described above for IRAs.

Tax-Free Rollovers. Generally, rollovers and direct transfers may be made to and from SEPs in the same manner as described above for IRAs, subject to the same conditions and limitations. Rollovers to other IRAs, excluding SIMPLE IRAs are also possible. Special rules apply if the rollover is from a SARSEP IRA.
SECTION 408(P) SIMPLE IRA PLANS

Purchase Payments: Under Section 408(p) of the Code, small employers may establish a type of IRA plan referred to as a Savings Incentive Match Plan for Employees (SIMPLE Plan). An employee may contribute annually through his or her employer a pre-tax salary reduction contribution not to exceed the lesser of $6,000 or 100% of compensation. The employer must annually either (1) match the employee contribution dollar for dollar up to 3% of pay, or (2) make a 2% of pay contribution for each eligible employee regardless of whether the employee makes any salary reduction contribution. In two out of every five years, the employer has the option to reduce the matching contribution as low as 1% of pay but advance notice must be provided to employees.

Taxation of Distributions: Generally, distributions from SIMPLE IRA Plans are subject to the same distribution rules described above for IRAs. However, if an individual withdraws any amount from his SIMPLE IRA Plan within the first two years of his or her commencement of participation in the employer's SIMPLE IRA Plan, the 10% penalty tax for premature distribution, if such tax applies, will be increased to 25%.

Required Distributions: SIMPLE distributions are subject to the same minimum distribution rules described above for IRAs.

Tax-Free Rollovers: Generally, rollovers and direct transfers may be made to and from SIMPLE IRAs in the same manner as described above for IRAs, subject to the same conditions and limitations. Rollovers or transfers to other IRAs, other than SIMPLE IRAs, are also possible but only after the second anniversary of commencement of participation in the employer's SIMPLE IRA Plan.

SECTION 457 UNFUNDED DEFERRED COMPENSATION PLANS OF PUBLIC EMPLOYERS AND TAX-EXEMPT ORGANIZATIONS

Purchase Payments. Under Section 457 of the Code, all individuals who perform services for a state or local government or governmental agency may participate in a deferred compensation program. Other tax-exempt employers may establish unfunded deferred compensation plans under Section 457 for employees and/or independent contractors.

Though not actually a qualified plan as that term is normally used, this type of program allows individuals to defer the receipt of compensation that otherwise would be currently payable and therefore to defer the payment of federal income taxes on such amounts. Assuming that the program meets the requirements to be considered an eligible deferred compensation plan (an "EDCP"), an individual may contribute (and thereby defer from current income for tax purposes) the lesser of $7,500 or 33-1/3% of the individual's includible compensation. (Includible compensation means compensation from the employer which would be currently includible in gross income for federal tax purposes.) In addition, during the last three years before an individual attains normal retirement age, additional "catch-up" deferrals are permitted.

The amounts which are deferred may be used by the employer to purchase the Certificates offered by this Prospectus. The Certificate is owned by the employer and is subject to the claims of the employer's creditors. The employee has no rights or interest in the Certificate and is entitled only to payment in accordance with the EDCP provisions.

Taxation of Distributions. Amounts received by an individual from an EDCP are includible in gross income for the taxable year in which such amounts are paid or otherwise made available.

Distributions Before Separation from Service. Distributions generally are not permitted under an EDCP prior to separation from service or reaching age 70 1/2, except in cases of severe financial hardship. Hardship distributions are includible in the gross income of the individual in the year in which paid.

Required Distributions. The distribution requirements for these qualified plans are generally the same as described above with respect to Section 403(b) annuities. However, if distributions do not commence before the employee's death, the entire interest in the Certificate must be distributed within 15 years if the beneficiary is not the employee's surviving spouse.

Tax-Free Transfers. The Code permits the tax-free direct transfer of EDCP amounts to another EDCP, subject to certain conditions. Any transfer must be with employer consent

PRIVATE EMPLOYER UNFUNDED DEFERRED COMPENSATION PLANS

Purchase Payments. Private taxable employers may establish unfunded, non-qualified deferred compensation plans for a select group of management or highly compensated employees and/or for independent contractors. Certain arrangements of tax-exempt employers entered into prior August 16, 1986, and not subsequently modified, are also subject to the rules for private taxable employer deferred compensation plans discussed below. (Unfunded deferred compensation plans of other tax-exempt employers are generally subject to the requirements of Section 457.)

These types of programs allow individuals to defer receipt of up to 100% of compensation which would otherwise be includible in income and therefore to defer the payment of federal income taxes on such amounts. Purchase payments made by the employer, however are not immediately deductible by the employer, and the employer is currently taxed on any increase in Certificate Value.

Deferred compensation plans represent a contractual promise on the part of the employer to pay current compensation at some future time. The Certificate is owned by the employer and is subject to the claims of the employer's creditors. The individual has no right or interest in the Certificate and is entitled only to payment from the employer's general assets in accordance with plan provisions.

Taxation of Distributions. Amounts received by an individual from a private employer deferred compensation plan are includible in gross income for the taxable year in which such amounts are paid or otherwise made available.

WITHHOLDING

Annuity payments and other amounts received under Certificates are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient's election, withholding may be required with respect to certain payments to be delivered outside the United States and, with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly to another qualified retirement plan. Moreover, special "backup withholding" rules may require Fortis Benefits to disregard the recipient's election if the recipient fails to supply Fortis Benefits with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies Fortis Benefits that the TIN provided by the recipient is incorrect.




OTHER INFORMATION

Fortis Benefits relies upon an SEC No-action letter dated December 22, 1988 providing relief from certain restrictions provided in the Investment Company Act of 1940 relative to restrictions on redemptions and it complies with its conditions.

VARIABLE ACCOUNT FINANCIAL STATEMENTS


[to be filed by amendment]

APPENDIX A

PERFORMANCE INFORMATION

In advertising and other sales material for the Contracts, yield and total return information for the Subaccounts of the Separate Account may be included. The information below provides investment results for the indicated Subaccounts of the Separate Account. The results shown in this section are not an estimate or guarantee of future investment performance, and do not represent the actual experience of amounts invested by a particular Participant.

YIELD CALCULATIONS

Yield information for the Money Market Subaccount will be based on the seven days ended on a specified date. It will be computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account (after the deduction of all asset based charges) having a balance of one Accumulation Unit at the beginning of the period, subtracting a proportionate amount of the annual administrative charge (based on average Contract size), and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and multiplying the base period return by (365/7), with the resulting yield figure carried to the nearest hundredth of one percent. The seven day yield for the Money Market Subaccount as of December 31, 1999 was 4.72%.

An effective yield may also be quoted for the Money Market Subaccount. Effective yield is calculated by compounding the current yield as follows:

            Effective Yield =  [(Base Period Return + 1)365/7 ] - 1

The seven day effective yield for the Money Market Subaccount as of December 31, 2000 was xxx%.

Yield information for the other Subaccounts will be based on the thirty days ended on a specified date and carried to the nearest hundredth of a percent, according to the following formula:

                           [ (  a-b      )(6)    ]
                Yield = 2  [ ( ----- + 1 )   - 1 ]
                           [ (  cd       )       ]

Where: a = net investment income earned during the period by the Portfolio whose shares are owned by the Subaccount.

         b = expenses accrued for the period, including a proportionate amount of the annual administrative charge (based on average Contract size),

         c = the average daily number of Accumulation Units outstanding during the period, and

         d = the offering price per Accumulation Unit at the end of the last day of the period.

The following table sets forth yield figures for the thirty days ended December 31, 2000:

                  SUBACCOUNT                                     YIELD
                  ----------                                     -----

         U.S. Government Securities.............................................
         Diversified Income.....................................................
         High Yield.............................................................
         Multisector Bond.......................................................

TOTAL RETURN CALCULATIONS

Total return information will be given for the one year and five year periods ended on a specific date, provided that, if the registration statement has been effective for a Subaccount only during a shorter period, then such shorter period will be used.


AVERAGE ANNUAL TOTAL RETURN

Total average annual compounded rates of return for each period will be computed to the nearest one hundredth of a percent, according to the following formula:

         P(1 + T)n = CSV

Where:   P = a hypothetical initial purchase payment of $1000,

         T = average annual total return,

         n = number of years, and

         CSV = end of period Cash Surrender Value of hypothetical $1,000 purchase payment made at the beginning of the period.


            Subaccount                   One Year Period     Commencement to
                                       Ended Dec 31, 2000     Dec 31, 2000
------------------------------------   ----------------------------------------
Growth Stock
U.S. Government Securities
Diversified Income
Asset Allocation
Global Growth
High Yield
Growth & Income
Aggressive Growth
Global Asset Allocation
Multisector Bond
International Stock
Value
S & P 500
Blue Chip
Mid Cap Stock
Large Cap Growth
Small Cap Value

CUMULATIVE TOTAL RETURN

Total cumulative rates of return for each period will be computed to the nearest one hundredth of a percent, according to the following formula:


         CTR = CSV - P  100
               -------
                P

Where:   P = a hypothetical initial purchase payment of $1,000,

         CTR = cumulative total return, and

         CSV = end of period Cash Surrender Value of hypothetical $1,000 purchase payment made at the beginning of the period.

            Subaccount                  One Year Period      Commencement to
                                       Ended Dec 31, 2000     Dec 31, 2000
------------------------------------   ----------------------------------------
Growth Stock
U.S. Government Securities
Diversified Income
Asset Allocation
Global Growth
High Yield
Growth & Income
Aggressive Growth
Global Asset Allocation
Multisector Bond
International Stock
Value
S & P 500
Blue Chip
Mid Cap Stock
Large Cap Growth
Small Cap Value



--------------


Yield figures do not reflect any surrender charge, and yield and total return figures do not reflect any premium tax charge. Yield and total return figures do reflect the reimbursement of certain Fortis Series expenses. Current Fixed Account effective annual rates of interest may also be quoted in advertising and other sales materials, and these rates do not reflect any deductions or charges.

Fortis Benefits may advertise its relative performance as compiled by outside organizations. wing is a list of ratings services which may be referred to in advertisements, along with the category in which the applicable Subaccount is included:


PORTFOLIO NAME             RATING SERVICE                                       CATEGORY
International Stock        Morningstar Publications, Inc.                       Foreign Stock
Subaccount                 Lipper Analytical Services, Inc.                     International Fund
                           Variable Annuity Research & Data Service             International Stock

Global Growth              Morningstar Publications, Inc.                       World Stock
Subaccount                 Lipper Analytical Services, Inc.                     Global Fund
                           Variable Annuity Research & Data Service             International Stock

Global Asset               Morningstar Publications, Inc.                       International Hybrid
Allocation Subaccount      Lipper Analytical Services, Inc.                     Global Flexible Portfolio
                           Variable Annuity Research & Data Service             Balanced/International

Aggressive Growth          Morningstar Publications, Inc.                       Small Growth
Subaccount                 Lipper Analytical Services, Inc.                     Small Cap Fund
                           Variable Annuity Research & Data Service             Aggressive Growth

Small Cap Value            Morningstar Publications, Inc.                       Small Value
Subaccount                 Lipper Analytical Services, Inc.                     Small Cap Fund
                           Variable Annuity Research & Data Service             Small Company Funds

Growth Stock               Morningstar Publications, Inc.                       Mid Cap Growth
Subaccount                 Lipper Analytical Services, Inc.                     Mid Cap Fund
                           Variable Annuity Research & Data Service             Growth

Mid Cap Stock              Morningstar Publications, Inc.                       Mid Cap Blend
Subaccount                 Lipper Analytical Services, Inc.                     Mid Cap Fund
                           Variable Annuity Research & Data Service             All Equity Funds

Large Cap Growth           Morningstar Publications, Inc.                       Large Blend
Subaccount                 Lipper Analytical Services, Inc.                     Growth Fund
                           Variable Annuity Research & Data Service             Growth

Blue Chip Stock            Morningstar Publications, Inc.                       Large Blend
Subaccount                 Lipper Analytical Services, Inc.                     Growth Fund
                           Variable Annuity Research & Data Service             Growth

S&P 500 Index              Morningstar Publications, Inc.                       Large Blend
Subaccount                 Lipper Analytical Services, Inc.   S&P 500           Index Fund
                           Variable Annuity Research & Data Service             Growth and Income Funds

Growth & Income            Morningstar Publications, Inc.                       Mid Cap Blend
Subaccount                 Lipper Analytical Services, Inc.                     Growth & Income
                           Variable Annuity Research & Data Service             Growth and Income

Value Subaccount           Morningstar Publications, Inc.                       Large Blend
                           Lipper Analytical Services, Inc.                     Growth & Income
                           Variable Annuity Research & Data Service             Equity-Income

Asset Allocation           Morningstar Publications, Inc.                       Domestic Hybrid
Subaccount                 Lipper Analytical Services, Inc.                     Flexible Portfolio
                           Variable Annuity Research & Data Service             Balanced

Multisector Bond           Morningstar Publications, Inc.                       International Bond
Subaccount                 Lipper Analytical Services, Inc.                     Global Income
                           Variable Annuity Research & Data Service             International Bonds

High Yield                 Morningstar Publications, Inc.                       High Yield Bond
Subaccount                 Lipper Analytical Services, Inc.                     High Current Yield
                           Variable Annuity Research & Data Service             Corporate Bond High Yield

Diversified Income         Morningstar Publications, Inc.                       Intermediate-Term Bond
Subaccount                 Lipper Analytical Services, Inc.                     Corp Debt BBB Rated
                           Variable Annuity Research & Data Service             Corporate Bond General Funds

U.S. Government            Morningstar Publications, Inc.                       Intermediate Government
Subaccount                 Lipper Analytical Services, Inc.                     Intermediate U.S. Govt.
                           Variable Annuity Research & Data Service             Government Bond General Funds

Money Market               Morningstar Publications, Inc.                       Money Market
Subaccount                 Lipper Analytical Services, Inc.                     Money Market
                           Variable Annuity Research & Data Service             Money Market

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of the issuance and distribution of the Contracts, other than commissions on sales of the Contracts are as follows:




                                             Amount
                                             ------

     Securities and Exchange Commission
          registration fee                   $ -0-
     Printing and engraving                  $ 1,500
     Accounting fees and expenses            $ 1,500
     Legal fees and expenses                 $ 3,000



Item 15.  Indemnification of Directors and Officers

     Section 300.083 of Minnesota Law General Provision provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in settlement, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

Article VI Section 5 of the By-laws of the Fortis Benefits Insurance Company provides as follows:

     Section 5. The Company shall indemnify (including therein the prepayment of expenses) any person who is or was a director, officer or employee, or who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise for expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him with respect to any threatened, pending or completed action, suit or proceedings against him by reason of the fact that he is or was such a director, officer or employee to the extent and in the manner permitted by law.

Section 12 of the Principal Underwriter agreement incorporated as exhibit 1 to this registration statement (which is incorporated herein by this reference) provides that Fortis Investors, Inc. and Fortis Benefits will indemnify each other, and each other's officers, directors and controlling persons, with respect to certain types of misstatements or omissions in connection with the offer and sale of the Certificates.

Certain officers, directors or controlling persons of Fortis Investors, Inc. are also officers, directors and controlling persons of Fortis Benefits.

Pursuant to the Principal Underwriter and Servicing Agreement, Fortis Investors has agreed to indemnify Variable Account D, Fortis Benefits, and each of its officers, directors and controlling persons for damages and expenses (1) arising out of certain material misstatements and omissions in connection with the offer and sale of the Contracts, if the misstatement or omission was based on information furnished by Fortis Investors or (2) otherwise arising out of Fortis Investors' negligence, bad faith, willful misfeasance or reckless disregard of its responsibilities. Pursuant to its Dealer Sales Agreements, a form of which is filed as Exhibit 3(b) to this registration statement and is incorporated herein by this reference, firms that sell the contracts agree to indemnify Fortis Benefits, Fortis Investors, the Separate Account, and their officers, directors, employees, agents, and controlling persons from liabilities and expenses arising out of the wrongful conduct or omissions of said selling firm or its officers, directors, employees, controlling persons or agents.

Item 16. Exhibits and Financial Statement Schedule

     a.  Exhibits

     1. (a) Form of Principal Underwriter and Servicing Agreement (incorporated by reference from Form N-4 Registration Statement of Fortis Benefits and its Variable Account D filed on January 11, 1994, File No. 33-73986);

          (b) Form of Amendment to Principal Underwriting (incorporated by reference from Form N-4 Registration Statement of Fortis Benefits and its Variable Account D filed on January 11, 1994, File No. 33-73986).

     2. Form of Asset Transfer and Acquisition Agreement dated August 28, 1991 and supplement thereto dated October 1, 1991 (incorporated by reference from Form 8-K filed on October 16, 1991 (as amended by Form 8 filed on October 21, 1991), File No. 33-37576).

     3. (a) Articles of Incorporation of Fortis Benefits Insurance Company (Incorporated by reference from Form S-6 Registration Statement of Fortis Benefits and its Variable Account C filed on March 17, 1986, File No. 33-03919);

          (b) By-laws of Fortis Benefits Insurance Company (Incorporated by reference from Form S-6 Registration Statement of Fortis Benefits and its Variable Account C filed on March 17, 1986, File No. 33-03919);

          (c) Amendment to Articles of Incorporation and By-laws dated November 21, 1991 (Incorporated by reference from Post-Effective Amendment No. 1 to the Form N-4 Registration Statement of Fortis Benefits and its Variable Account D filed on March 2, 1992, File No. 33-37577).


          (d) Certificate of Amendment to Bylaws of depositor dated May 1, 1999 (incorporated by reference from Form 10-K of Fortis Benefits Insurance Company filed March 29, 2000, File No. 33-37576).


     4. (a) Form of Combination Fixed and Variable Group Annuity Contract (Incorporated by reference from Pre-Effective Amendment No. 1 to Form N-4 Registration Statement filed April 21, 1998, File No. 333-43799);

          (b) Form of Application to be used in connection with Certificate filed as Exhibit 4(b)(Incorporated by reference from Pre-Effective Amendment No. 1 to Form N-4 Registration Statement filed April 21, 1998, File No. 333-43799);

          (c) Form of IRA Endorsement (Incorporated by reference from Pre-Effective Amendment No. 1 to the From N-4 Registration Statement of Fortis Benefits and its Variable Account D filed on March 28, 1991, File No. 33-37577);

          (d) Form of Section 403(b) Annuity Endorsement (Incorporated by reference from Pre-Effective Amendment No. 1 to Form N-4 Registration Statement of Western Life and its Variable Account D filed on March 28, 1991).

          (e) Annuity Contract Exchange Form (Incorporated by reference from Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement of Fortis Benefits and its Variable Account D filed on April 18, 1988, File No. 33-19421).

     5. Opinion and consent of David A. Peterson, Esq., Assistant General Counsel of Fortis Benefits Insurance Company, as to the legality of the securities being registered--included with original filing on this Form S-1 Registration Statement filed January 9, 1998.


     10. (a) Fortis Appreciation Incentive Rights Plan (incorporated by reference from Form 10-K of Fortis Benefits Insurance Company filed March 29, 2000, File No. 33-37576).



     23.  Consent of PricewaterhouseCoopers--to be filed.


     24. Power of Attorney for Messrs. Freedman, Pollock, and Clayton (incorporated by reference from Form S-6 Registration Statement of Fortis Benefits and its Variable Account C filed on December 17, 1993, File No. 33-73138).

     B.   Financial Statement Schedules--None.

Item 17.  Undertakings

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement::

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provision described in response to
Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will governed by the final adjudication of such issue.

                                   SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this amended Registration Statement to be signed on its behalf in the City of St. Paul, State of Minnesota on this 1st day of March, 2001.


                              FORTIS BENEFITS INSURANCE COMPANY
                                   (Registrant)


                              By:          /s/
                                   ------------------------------------
                                   Robert Brian Pollock, President


As required by the Securities Act of 1933 and the Investment Company Act of 1940, this Registration Statement has been signed by the following persons, in the capacities indicated, on March 1, 2001.



Signature                               Title With Fortis Benefits
---------                               --------------------------





*                                       Chairman of the Board
------------------------------
J. Kerry Clayton



                                        Director
 -----------------------------
Arie Aristide Fakkert

                                        Director
------------------------------
Alan W. Feagin


     /s/                                Director
------------------------------
Dean C. Kopperud


     /s/                                President and Director
------------------------------          (Chief Executive Officer)
Robert Brian Pollock



     /s/
------------------------------          Director
Michael John Penninger


     /s/                                Treasurer
------------------------------          (Principal Accounting Officer
Larry M. Cains                          and Principal Financial
                                        Officer)




*By:    /s/
    --------------------------
    Robert Brian Pollock
    Attorney-in-Fact

                                  EXHIBIT INDEX


Item
Number    Description
------    -----------



23.       None